Exhibit 99.2

Management’s Reports on Responsibility for Financial Statements and

Internal Control over Financial Reporting

Management’s Report on Responsibility for Financial Statements

Management is responsible for the Consolidated Financial Statements and the other financial information contained in this Annual Report on Form 10-K. The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP) and are considered by management to present fairly the company’s financial position, results of operations and cash flows. The financial statements include some amounts that are based on management’s best estimates and judgments. The financial statements have been audited by the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The purpose of their audit is to express an opinion as to whether the Consolidated Financial Statements included in this Annual Report on Form 10-K present fairly, in all material respects, the company’s financial position, results of operations and cash flows in conformity with GAAP. Their reports are presented on the following pages.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The company’s internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

ii.

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorization of management and directors of the company; and

iii.

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use or disposition of the company’s assets that could have a material effect on the financial statements.

Internal control over financial reporting has certain inherent limitations which may not prevent or detect misstatements. In addition, changes in conditions and business practices may cause variation in the effectiveness of internal controls.

Management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2017, based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013). Based on its assessment and those criteria, management concluded that the company maintained effective internal control over financial reporting as of December 31, 2017.

The company completed its acquisition of the Health and Nutrition Business (the “H&N Business”) from FMC Corporation on November 1, 2017. As a result, management has excluded this business from its assessment of internal control over financial reporting as of December 31, 2017. The total assets of the H&N Business that were excluded from the assessment represented less two percent of the company’s total assets as of December 31, 2017. The total net sales of the H&N Business that were excluded from the assessment represented less than two percent of the company’s total revenues for the period September 1 to December 31, 2017.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the effectiveness of the company’s internal control over financial reporting as of December 31, 2017, as stated in their reports, which are presented on the following pages.

/s/ Edward D. Breen	/s/ Nicholas C. Fanandakis
Edward D. Breen Chair of the Board and Chief Executive Officer	Nicholas C. Fanandakis Executive Vice President and Chief Financial Officer

February 15, 2018

F-2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

E.I. du Pont de Nemours and Company

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheet of E.I. du Pont de Nemours and Company and its subsidiaries (Successor) (the “Company”) as of December 31, 2017, and the related consolidated statements of operations, comprehensive income, equity and cash flows for the period September 1, 2017 through December 31, 2017, including the related notes and financial statement schedule appearing under Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of their operations and their cash flows for the period September 1, 2017 through December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page F-2. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audit of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded the H&N Business from its assessment of internal control over financial reporting as of December 31, 2017 because it was acquired by the Company in a purchase business combination during 2017. We have also excluded the H&N Business from our audit of internal control over financial reporting. The H&N Business is a wholly-owned subsidiary whose total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting represent less than two percent each of the related consolidated financial statement amounts as of December 31, 2017 and for the period September 1, 2017 through December 31, 2017.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 15, 2018

We have served as the Company’s auditor since 1954.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

E.I. du Pont de Nemours and Company:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of E.I. du Pont de Nemours and Company and its subsidiaries (Predecessor) as of December 31, 2016, and the related consolidated statements of operations, comprehensive income, equity and cash flows for the period January 1, 2017 through August 31, 2017, and for each of the two years in the period ended December 31, 2016, including the related notes and financial statement schedule appearing under Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2016, and the results of their operations and their cash flows for the period January 1, 2017 through August 31, 2017, and for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 15, 2018

We have served as the Company’s auditor since 1954.

E. I. du Pont de Nemours and Company

Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
(In millions, except per share amounts)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Net sales	$7,053	$17,281	$23,209	$23,657
Cost of goods sold	6,165	10,205	13,955	14,591
Other operating charges		504	667	434
Research and development expense	473	1,064	1,502	1,735
Selling, general and administrative expenses	1,101	3,306	4,143	4,428
Amortization of intangibles	389
Restructuring and asset related charges—net	180	323	556	795
Integration and separation costs	314
Sundry income—net	90	166	707	690
Interest expense	107	254	370	342
(Loss) Income from continuing operations before income taxes	(1,586)	1,791	2,723	2,022
(Benefit from) provision for income taxes on continuing operations	(2,673)	149	641	575
Income from continuing operations after income taxes	1,087	1,642	2,082	1,447
(Loss) Income from discontinued operations after income taxes	(77)	119	443	512
Net income	1,010	1,761	2,525	1,959
Net income attributable to noncontrolling interests	—	20	12	6
Net income attributable to DuPont	$1,010	$1,741	$2,513	$1,953
Basic earnings per share of common stock:
Basic earnings per share of common stock from continuing operations		$1.86	$2.36	$1.60
Basic earnings per share of common stock from discontinued operations		0.13	0.51	0.57
Basic earnings per share of common stock		$2.00	$2.87	$2.17
Diluted earnings per share of common stock:
Diluted earnings per share of common stock from continuing operations		$1.85	$2.35	$1.59
Diluted earnings per share of common stock from discontinued operations		0.13	0.50	0.57
Diluted earnings per share of common stock		$1.99	$2.85	$2.16
Dividends declared per share of common stock		$1.14	$1.52	$1.72

See Notes to the Consolidated Financial Statements beginning on page 11.

E. I. du Pont de Nemours and Company

Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Net income	$1,010	$1,761	$2,525	$1,959
Other comprehensive (loss) income—net of tax:
Unrealized gains on investments	—	—	20	(19)
Cumulative translation adjustments	(454)	1,042	(510)	(1,605)
Adjustments to pension benefit plans	128	247	323	574
Adjustments to other benefit plans	(53)	10	(379)	(240)
Derivative instruments	(2)	(10)	31	(18)
Total other comprehensive (loss) income	(381)	1,289	(515)	(1,308)
Comprehensive income	629	3,050	2,010	651
Comprehensive income attributable to noncontrolling interests—net of tax	—	20	12	6
Comprehensive income attributable to DuPont	$629	$3,030	$1,998	$645

See Notes to the Consolidated Financial Statements beginning on page 11.

E. I. du Pont de Nemours and Company

Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
(In millions, except share amounts)	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$7,250	$4,548
Marketable securities	952	1,362
Accounts and notes receivable—net	5,239	4,959
Inventories	8,633	5,350
Other current assets	981	505
Assets held for sale—current	—	789

Total current assets	23,055	17,513

Investment in nonconsolidated affiliates	1,595	649
Property, plant and equipment	12,878	23,015
Less: Accumulated depreciation	443	14,164
Net property, plant and equipment	12,435	8,851
Goodwill	45,589	4,169
Other intangible assets	27,726	3,664
Deferred income taxes	480	3,308
Other assets	2,084	1,810

Total Assets	$112,964	$39,964

Liabilities and Equity
Current liabilities
Short-term borrowings and capital lease obligations	$2,779	$429
Accounts payable	4,831	3,678
Income taxes payable	149	101
Accrued and other current liabilities	4,384	4,650
Liabilities held for sale—current	—	74

Total current liabilities	12,143	8,932

Long-Term Debt	10,291	8,107
Other Noncurrent Liabilities
Deferred income tax liabilities	5,836	425
Pension and other post employment benefits—noncurrent	7,787
Other noncurrent obligations	1,975	12,304

Total noncurrent liabilities	25,889	20,836

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, without par value—cumulative; 23,000,000 shares authorized; issued at December 31, 2017 and December 31, 2016:
$4.50 Series—1,673,000 shares (callable at $120)	169	167
$3.50 Series—700,000 shares (callable at $102)	70	70
Common stock, $.30 par value; 1,800,000,000 shares authorized; issued at December 31, 2017—100 and December 31, 2016—950,044,000	—	285
Additional paid-in capital	74,727	11,190
Retained earnings	175	14,924
Accumulated other comprehensive loss	(381)	(9,911)
Common stock held in treasury, at cost (Shares: December 31, 2017—0; December 31, 2016—87,041,000)	—	(6,727)

Total DuPont stockholders’ equity	74,760	9,998

Noncontrolling interests	172	198

Total equity	74,932	10,196

Total Liabilities and Equity	$112,964	$39,964

See Notes to the Consolidated Financial Statements beginning on page 11.

E. I. du Pont de Nemours and Company

Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Operating activities
Net income	$1,010	$1,761	$2,525	$1,959
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	815	749	1,258	1,466
Provision for deferred income tax	(3,015)
Net periodic pension (benefit) cost	(111)	295	572	591
Pension contributions	(68)	(3,024)	(535)	(308)
Net gain on sales of property, businesses, consolidated companies, and investments	(16)	(204)	(436)	(59)
Restructuring and asset related charges—net	180
Asset related charges		279	682	147
Amortization of inventory step-up	1,573
Other net loss	125	481	366	106
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	2,107	(2,269)	(270)	(448)
Inventories	(1,010)
Inventories and other operating assets		(202)	(54)	164
Accounts payable	934
Accounts payable and other operating liabilities		(1,555)	(674)	(1,031)
Other assets and liabilities	1,672
Accrued interest and income taxes		(260)	(77)	(165)
Cash provided by (used for) operating activities	4,196	(3,949)	3,357	2,422

Investing activities
Capital expenditures	(426)	(687)	(1,019)	(1,629)
Proceeds from sales of property, businesses, and consolidated companies—net of cash divested	1,268	300	316	156
Payment into trust account	(571)	—	—	—
Distribution from trust account	13	—	—	—
Acquisitions of businesses—net of cash acquired	3	(246)	—	(152)
Investments in and loans to nonconsolidated affiliates	(5)	(22)	(19)	(76)
Purchases of investments	(1,043)	(5,457)	(2,633)	(1,897)
Proceeds from sales and maturities of investments	2,938	3,977	2,181	1,121
Foreign currency exchange contract settlements		(206)	(385)	615
Other investing activities—net	33	(41)	45	34
Cash provided by (used for) investing activities	2,210	(2,382)	(1,514)	(1,828)

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015

Financing activities
Change in short-term (less than 90 days) borrowings	(2,541)	3,610	387	(1)
Proceeds from issuance of long-term debt	499	2,734	813	3,679
Payments on long-term debt	(42)	(229)	(1,440)	(1,537)
Repurchase of common stock		—	(916)	(2,353)
Proceeds from exercise of stock options	30	235	154	200
Dividends paid to stockholders	(332)	(666)	(1,335)	(1,546)
Distributions to DowDuPont	(829)
Cash transferred to Chemours at spin-off	—	—	—	(250)
Other financing activities	(12)	(52)	(48)	(121)
Cash (used for) provided by financing activities	(3,227)	5,632	(2,385)	(1,929)
Effect of exchange rate changes on cash	(22)	187	(153)	(275)
Cash reclassified as held for sale	88	(31)	15	22
Increase (decrease) in cash and cash equivalents	3,245	(543)	(680)	(1,588)
Cash and cash equivalents at beginning of period	4,005	4,548	5,228	6,816
Cash and cash equivalents at end of period	$7,250	$4,005	$4,548	$5,228

Supplemental cash flow information

Cash paid (received) during the period for
Interest, net of amounts capitalized	$76	$331	$386	$341
Income taxes	(437)	272	735	885

See Notes to the Consolidated Financial Statements beginning on page 11.

E. I. du Pont de Nemours and Company

Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comp Loss	Treasury Stock	Non-controlling Interests	Total Equity
Predecessor
Balance at January 1, 2015	$237	$298	$11,174	$16,894	$(8,556)	(6,727)	58	$13,378
Net income				1,953			6	1,959
Other comprehensive loss					(1,308)			(1,308)
Common dividends ($1.72 per share)				(1,542)			(4)	(1,546)
Preferred dividends				(10)				(10)
Common stock issued-compensation plans		2	359					361
Common stock repurchased						(2,353)		(2,353)
Common stock retired		(12)	(451)	(1,890)		2,353		—
Spin-off of Chemours				(895)	468		(4)	(431)
Consolidation of a joint venture			(1)				151	150
Balance at December 31, 2015	$237	$288	$11,081	$14,510	$(9,396)	$(6,727)	$207	$10,200
Balance at January 1, 2016	$237	$288	$11,081	$14,510	$(9,396)	(6,727)	207	$10,200
Net income				2,513			12	2,525
Other comprehensive loss					(515)			(515)
Common dividends ($1.52 per share)				(1,331)			(16)	(1,347)
Preferred dividends				(10)				(10)
Common stock issued-compensation plans		1	267					268
Common stock repurchased						(916)		(916)
Common stock retired		(4)	(154)	(758)		916		—
Sale of a majority interest in a consolidated subsidiary			(4)				(5)	(9)
Balance at December 31, 2016	$237	$285	$11,190	$14,924	$(9,911)	$(6,727)	$198	$10,196
Balance at January 1, 2017	$237	$285	$11,190	$14,924	$(9,911)	$(6,727)	$198	10,196
Net income				1,741			20	1,761
Other comprehensive income					1,289			1,289
Common dividends ($1.14 per share)				(991)			(4)	(995)
Preferred dividends				(7)				(7)
Common stock issued-compensation plans		2	273					275
Common stock retired		(26)	(1,044)	(5,657)		6,727		—
Sale of majority interest in consolidated subsidiary							(2)	(2)
Balance at August 31, 2017	$237	$261	$10,419	$10,010	$(8,622)	$—	$212	$12,517

Successor
Balance at September 1, 2017 (remeasured upon Merger)	$239	$—	$74,680	$—	$—	$—	$162	$75,081
Net income				1,010			—	1,010
Other comprehensive loss					(381)			(381)
Preferred dividends				(3)				(3)
Distributions to DowDuPont				(829)				(829)
Issuance of DowDuPont stock			30					30
Stock-based compensation			36					36
Sale of a majority interest in a consolidated subsidiary							(4)	(4)
Acquisition of a noncontrolling interest in a consolidated subsidiary							3	3
Other			(19)	(3)			11	(11)
Balance at December 31, 2017	$239	$—	$74,727	$175	$(381)	$—	$172	$74,932

See Notes to the Consolidated Financial Statements beginning on page 11.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The accompanying Consolidated Financial Statements of E. I. du Pont de Nemours and Company (“DuPont” or “the company”) were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The significant accounting policies described below, together with the other notes that follow, are an integral part of the Consolidated Financial Statements.

DowDuPont Inc. (“DowDuPont”) was formed on December 9, 2015 to effect an all-stock, merger of equals strategic combination between The Dow Chemical Company (“Dow”) and DuPont (the “Merger Transaction”). On August 31, 2017 at 11:59 pm ET, (the “Merger Effectiveness Time”) pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the “Merger Agreement”), Dow and DuPont each merged with wholly owned subsidiaries of DowDuPont (“Mergers”) and, as a result of the Mergers, Dow and DuPont became subsidiaries of DowDuPont (collectively, the “Merger”). Prior to the Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the Merger Agreement. DowDuPont intends to pursue, subject to the receipt of approval by the Board of Directors of DowDuPont, the separation of the combined company’s agriculture business, specialty products business and materials science business through a series of tax-efficient transactions (collectively, the “Intended Business Separations”).

For purposes of DowDuPont’s financial statement presentation, Dow was determined to be the accounting acquirer in the Merger and DuPont’s assets and liabilities are reflected at fair value as of the Merger Effectiveness Time. In connection with the Merger and the related accounting determination, DuPont has elected to apply push-down accounting and reflect in its financial statements the fair value of its assets and liabilities. DuPont’s Consolidated Financial Statements for periods following the close of the Merger are labeled “Successor” and reflect DowDuPont’s basis in the fair values of the assets and liabilities of DuPont. All periods prior to the closing of the Merger reflect the historical accounting basis in DuPont’s assets and liabilities and are labeled “Predecessor.” The Consolidated Financial Statements and footnotes include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the Merger are not comparable. See Note 3 for additional information on the Merger.

Transactions between DowDuPont, DuPont, Dow and their affiliates and other associated companies are reflected in the Successor consolidated financial statements and disclosed as related party transactions when material. Related party transactions with DowDuPont are included in Note 6. Related party transactions with Dow and their affiliates were not material as of December 31, 2017 and for the period September 1 through December 31, 2017.

As a condition of the regulatory approval for the Merger Transaction, the company was required to divest certain assets related to its crop protection business and research and development (“R&D”) organization, specifically the company’s Cereal Broadleaf Herbicides and Chewing Insecticides portfolios, including Rynaxypyr ® , Cyazypyr ® and Indoxacarb as well as the crop protection R&D pipeline and organization, excluding seed treatment, nematicides, and late-stage R&D programs. On March 31, 2017, the company entered into a definitive agreement (the “FMC Transaction Agreement”) with FMC Corporation (“FMC”). Under the FMC Transaction Agreement, FMC would acquire the crop protection business and R&D assets that DuPont was required to divest in order to obtain European Commission (“EC”) approval of the Merger Transaction as described above, (the “Divested Ag Business”) and DuPont agreed to acquire certain assets relating to FMC’s Health and Nutrition segment, excluding its Omega-3 products (the “H&N Business”) (collectively, the “FMC Transactions”).

On November 1, 2017, the company completed the FMC Transactions through the disposition of the Divested Ag Business and the acquisition of the H&N Business. The sale of the Divested Ag Business meets the criteria for

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

discontinued operations and as such, results of operations are presented as discontinued operations and have been excluded from continuing operations for all periods presented. The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding. The assets and liabilities related to the Divested Ag Business for all periods are presented as assets and liabilities held for sale in the Consolidated Balance Sheets. The comprehensive income and cash flows related to the Divested Ag Business have not been segregated and are included in the Consolidated Statements of Comprehensive Income and Consolidated Statements of Cash Flows, respectively, for all periods presented. Amounts related to the Divested Ag Business are consistently included or excluded from the Notes to the Consolidated Financial Statements based on the respective financial statement line item. See Note 4 for additional information.

On July 1, 2015, the company completed the separation of its Performance Chemicals segment through the spin-off of all of the issued and outstanding stock of The Chemours Company (“Chemours”). In accordance with GAAP, the results of operations of the Performance Chemicals segment are presented as discontinued operations and, as such, have been excluded from continuing operations in the Consolidated Statements of Operations for all periods presented. See Note 4 for additional information.

Certain reclassifications of prior year’s data have been made to conform to current year’s presentation. As described in Note 2, effective January 1, 2017, the company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2016-09, Compensation—Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. In conjunction with the adoption of this ASU, the company retrospectively reclassified cash flows related to income tax impacts associated with employee share-based payments in the Consolidated Statements of Cash Flows, as described in Note 2.

The Consolidated Financial Statements include the accounts of the company and subsidiaries in which a controlling interest is maintained. For those consolidated subsidiaries in which the company’s ownership is less than 100 percent, the outside stockholders’ interests are shown as noncontrolling interests. Investments in affiliates over which the company has significant influence but not a controlling interest are accounted for under the equity method.

The company is also involved with certain joint ventures accounted for under the equity method of accounting that are variable interest entities (“VIEs”). The company is not the primary beneficiary, as the nature of the company’s involvement with the VIEs does not provide it the power to direct the VIEs significant activities. Future events may require these VIEs to be consolidated if the company becomes the primary beneficiary. At December 31, 2017 and 2016 , the maximum exposure to loss related to the nonconsolidated VIEs is not considered material to the Consolidated Financial Statements.

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The company’s consolidated financial statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates. In connection with the Merger, DowDuPont has performed a preliminary allocation of the total consideration exchanged for the DuPont assets and liabilities it acquired using preliminary estimates. The estimates are subject to change as discussed in Note 3.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Changes in Accounting and Reporting

Within the Successor period, DuPont made the following changes in accounting and reporting to harmonize its accounting and reporting with DowDuPont.

Within the Successor period of the Consolidated Statements of Operations:

•	Included royalty income within net sales. In the Predecessor periods, royalty income is included within sundry income—net.

•

Eliminated the other operating charges line item. In the Successor period, a majority of these costs are included within cost of goods sold. These costs are also included in selling, general and administrative expenses and amortization of intangibles in the Successor period.

•

Presented amortization of intangibles as a separate line item. In the Predecessor periods, amortization is included within cost of goods sold, selling, general and administrative expenses, other operating charges, and research and development expenses.

•	Presented integration and separation costs as a separate line item. In the Predecessor periods, these costs are included within selling, general and administrative expenses.

•

Included interest accrued related to unrecognized tax benefits within the (benefit from) provision for income taxes on continuing operations. In the Predecessor period, interest accrued related to unrecognized tax benefits is included within sundry income—net.

Within the Successor period of the Consolidated Balance Sheets:

•	Included loans to nonconsolidated affiliates within other assets. In the Predecessor period, loans are included within investment in nonconsolidated affiliates.

•	Included accrued discounts and rebates within accounts payable. In the Predecessor period, accrued discounts and rebates are included within accrued and other current liabilities.

•

Included non-current pension liabilities within pension and other post employment benefits—noncurrent. In the Predecessor period, non-current pension liabilities are included within other noncurrent obligations.

Within the Successor period of the Consolidated Statements of Cash Flows:

•

Included foreign currency exchange contract settlements within cash flows from operating activities, regardless of hedge accounting qualification. In the Predecessor period, DuPont reflected non-qualified hedge programs, specifically forward contracts, options and cash collateral activity, within cash flows from investing activities. In the Predecessor period, DuPont reflected cash flows from qualified programs within the line item it related to (i.e., revenue hedge cash flows presented within changes from accounts receivable).

•

Aligned the line items within “changes in assets and liabilities, net of effects of acquired and divested companies” to the DowDuPont presentation, including accounts and notes receivable, inventories, accounts payable, and other assets and liabilities. In the Predecessor period, the line item “changes in assets and liabilities, net of effects of acquired and divested companies” includes accounts and notes receivable, inventories and other operating assets, accounts payable and other operating liabilities, and accrued interest and income taxes.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Cash and Cash Equivalents

Cash equivalents represent investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest.

Restricted Cash

Restricted cash represents trust assets of $558 million as of December 31, 2017, and is included within other current assets on the Consolidated Balance Sheets. See Note 6 and Note 16 for further information.

Marketable Securities

Marketable securities represent investments in fixed and floating rate financial instruments with maturities greater than three months and up to twelve months at time of purchase. Investments classified as held-to-maturity are recorded at amortized cost. The carrying value approximates fair value due to the short-term nature of the investments. Investments classified as available-for-sale are carried at estimated fair value with unrealized gains and losses recorded as a component of accumulated other comprehensive income (loss). The cost of investments sold is determined by specific identification.

Fair Value Measurements

Under the accounting guidance for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The company uses the following valuation techniques to measure fair value for its assets and liabilities:

Level 1	–	Quoted market prices in active markets for identical assets or liabilities;

Level 2	–	Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs);

Level 3	–	Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Foreign Currency Translation

The company’s worldwide operations utilize the U.S. dollar (USD) or local currency as the functional currency, where applicable. The company identifies its separate and distinct foreign entities and groups the foreign entities into two categories: 1) extension of the parent or foreign subsidiaries operating in a hyper-inflationary environment (USD functional currency) and 2) self-contained (local functional currency). If a foreign entity does not align with either category, factors are evaluated and a judgment is made to determine the functional currency.

For foreign entities where the USD is the functional currency, all foreign currency-denominated asset and liability amounts are re-measured into USD at end-of-period exchange rates, except for inventories, prepaid

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

expenses, property, plant and equipment, goodwill and other intangible assets, which are re-measured at historical rates. Foreign currency income and expenses are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive loss in equity. Assets and liabilities denominated in other than the local currency are re-measured into the local currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during the period.

The company changes the functional currency of its separate and distinct foreign entities only when significant changes in economic facts and circumstances indicate clearly that the functional currency has changed.

Inventories

The company’s inventories are valued at the lower of cost or net realizable value. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. Stores and supplies are valued at cost or net realizable value, whichever is lower; cost is generally determined by the average cost method.

As of December 31, 2017 approximately 60 percent , 30 percent , and 10 percent of the company’s inventories were accounted for under the first-in, first-out (“FIFO”), average cost and the last-in, first-out (“LIFO”) methods, respectively. As of December 31, 2016 approximately 55 percent , 30 percent , and 15 percent of the company’s inventories were accounted for under the FIFO, average cost and LIFO methods, respectively. Inventories accounted for under the FIFO method are primarily comprised of products with shorter shelf lives such as seeds, certain food-ingredients and enzymes.

The company establishes allowances for obsolescence of inventory based upon quality considerations and assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. In connection with the Merger, the preliminary estimated fair value of property, plant and equipment is determined using a market approach and a replacement cost approach. Refer to Note 3 for further information. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. When assets are surrendered, retired, sold, or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the Consolidated Balance Sheets and included in determining gain or loss on such disposals.

Goodwill and Other Intangible Assets

The company records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. In connection with the Merger

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Transaction, the company adopted the policy of DowDuPont and performed an annual goodwill impairment test in the fourth quarter of 2017. In the Predecessor periods, the annual impairment test was performed in the third quarter.

When testing goodwill for impairment, the company has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the company chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. The company’s fair value methodology is primarily based on discounted cash flow techniques. See Note 12 for further information on goodwill.

Indefinite-lived intangible assets are tested for impairment at least annually; however, these tests are performed more frequently when events or changes in circumstances indicate that the asset may be impaired. Impairment exists when carrying value exceeds fair value. The company’s fair value methodology is primarily based on discounted cash flow techniques.

Definite-lived intangible assets are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging primarily from 1 to 23 years. The company continually evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the Consolidated Balance Sheets.

Impairment of Long-Lived Assets

The company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from the assets are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. The company’s fair value methodology is an estimate of fair market value which is made based on prices of similar assets or other valuation methodologies including present value techniques. Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of and reported at the lower of carrying amount or fair value. Depreciation is recognized over the remaining useful life of the assets.

Derivative Instruments

Derivative instruments are reported in the Consolidated Balance Sheets at their fair values. The company utilizes derivatives to manage exposures to foreign currency exchange rates and commodity prices. Changes in the fair values of derivative instruments that are not designated as hedges are recorded in current period earnings. For derivative instruments designated as cash flow hedges, the effective portion of any hedge is reported in accumulated other comprehensive loss until it is cleared to earnings during the same period in which the hedged item affects earnings. The ineffective portion of all hedges is recognized in current period earnings.

In the event that a derivative designated as a hedge of a firm commitment or an anticipated transaction is terminated prior to the maturation of the hedged transaction, gains or losses realized at termination are deferred and included in the measurement of the hedged transaction. If a hedged transaction matures, or is sold, extinguished, or terminated prior to the maturity of a derivative designated as a hedge of such transaction, gains or losses associated with the derivative through the date the transaction matured are included in the measurement of the hedged transaction and

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

the derivative is reclassified as for trading purposes. Derivatives designated as hedges of anticipated transactions are reclassified as for trading purposes if the anticipated transaction is no longer probable.

In the Predecessor period, the company reflected non-qualified hedge programs, specifically forward contracts, options and cash collateral activity, within cash flows from investing activities. In the Predecessor period, the company reflected cash flows from qualified programs within the line item it related to (i.e., revenue hedge cash flows presented within changes from accounts receivable). In the Successor period, the company included foreign currency exchange contract settlements within cash flows from operating activities, regardless of hedge accounting qualification. See Note 18 for additional discussion regarding the company’s objectives and strategies for derivative instruments.

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in the Consolidated Balance Sheets in accrued and other current liabilities and other noncurrent obligations at undiscounted amounts. Accruals for related insurance or other third-party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in the consolidated balance sheets as accounts and notes receivable—net.

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, and/or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction and/or normal operation of a long-lived asset. Costs related to environmental contamination treatment and cleanup are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and reasonably estimable.

Revenue Recognition

The company recognizes revenue when it is realized or realizable, and the earnings process is complete. The company’s revenues are from the sale of a wide range of products to a diversified base of customers around the world. Revenue for product sales is recognized when title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. A majority of product sales are sold FOB (free on board) shipping point or, with respect to non-United States of America (U.S.) customers, an equivalent basis. Accruals are made for sales returns and other allowances based on the company’s experience. The company accounts for cash sales incentives as a reduction in sales and noncash sales incentives as a charge to cost of goods sold or selling expense, depending on the nature of the incentive. Amounts billed to customers for shipping and handling fees are included in net sales and costs incurred by the company for the delivery of goods are classified as cost of goods sold in the Consolidated Statements of Operations. Taxes on revenue-producing transactions are excluded from net sales.

The company periodically enters into prepayment contracts with the agriculture product line’s customers and receives advance payments for product to be delivered in future periods. These advance payments are recorded as deferred revenue (classified as accrued and other current liabilities) or debt, depending on the nature of the program. Revenue associated with advance payments is recognized as shipments are made and title, ownership and risk of loss pass to the customer.

Licensing and royalty income is recognized in accordance with agreed upon terms, when performance obligations are satisfied, the amount is fixed or determinable and collectability is reasonably assured.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Royalty Expense

The company’s agriculture product line currently has certain third party biotechnology trait license agreements, which require up-front and variable payments subject to the licensor meeting certain conditions. These payments are reflected as other current assets and other assets and are amortized to cost of goods sold as seeds containing the respective trait technology are utilized over the life of the license. The company evaluates the carrying value of the prepaid royalties when events or changes in circumstances indicate the carrying value may not be recoverable.

Cost of Goods Sold

Successor periods—Cost of goods sold primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead, non-capitalizable costs associated with capital projects and other operational expenses. No amortization of intangibles is included within costs of goods sold.

Predecessor periods—Cost of goods sold primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead.

Other Operating Charges

Predecessor periods—Other operating charges includes product claim charges and recoveries, non-capitalizable costs associated with capital projects and other operational expenses.

Research and Development

Research and development costs are expensed as incurred. Research and development expense includes costs (primarily consisting of employee costs, materials, contract services, research agreements, and other external spend) relating to the discovery and development of new products, enhancement of existing products and regulatory approval of new and existing products.

Selling, General and Administrative Expenses

Successor periods—Selling, general and administrative expenses primarily include selling and marketing expenses, commissions, functional costs, and business management expenses.

Predecessor periods—Selling, general and administrative expenses primarily include selling and marketing expenses, commissions, functional costs, business management expenses and integration and separation costs.

Integration and Separation Costs

Successor periods—Integration and separation costs includes costs incurred to prepare for and close the Merger, post-Merger integration expenses and costs incurred to prepare for the Intended Business Separations. These costs primarily consist of financial advisory, information technology, legal, accounting, consulting and other professional advisory fees associated with preparation and execution of these activities.

Litigation

Accruals for legal matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period incurred.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Severance Costs

Severance benefits are provided to employees under the company’s ongoing benefit arrangements. Severance costs are accrued when management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated.

Insurance/Self-Insurance

The company self-insures certain risks where permitted by law or regulation, including workers’ compensation, vehicle liability and employee related benefits. Liabilities associated with these risks are estimated in part by considering historical claims experience, demographic factors and other actuarial assumptions. For other risks, the company uses a combination of insurance and self-insurance, reflecting comprehensive reviews of relevant risks. A receivable for an insurance recovery is generally recognized when the loss has occurred and collection is considered probable.

Income Taxes

The company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in income in the period that includes the enactment date (see Note 7 for further information relating to the enactment of the Tax Cuts and Job Act).

The company recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The company accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The current portion of uncertain income tax positions is included in income taxes payable and the long-term portion is included in other noncurrent obligations in the Consolidated Balance Sheets.

Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be permanently invested. Income tax related penalties are included in the provision for income taxes in the Consolidated Statements of Operations. Interest accrued related to unrecognized tax benefits is included within the (benefit from) provision for income taxes from continuing operations in the Consolidated Statements of Operations in the Successor period. In the Predecessor period, interest accrued related to unrecognized tax benefits is included within sundry income—net in the Consolidated Statements of Operations.

Segments

Effective with the Merger, DuPont’s business activities are components of its parent company’s business operations. DuPont’s business activities, including the assessment of performance and allocation of resources, are reviewed and managed by DowDuPont. Information used by the chief operating decision maker of DuPont relates to the company in its entirety. Accordingly, there are no separate reportable business segments for DuPont under Accounting Standards Codification (“ASC”) Topic 280 “Segment Reporting” and DuPont’s business results are reported in this Form 10-K as a single operating segment. Prior year’s segment information has been made to conform to the current presentation.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

NOTE 2—RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting, which modifies the accounting for certain aspects of share-based payments to employees. The new guidance requires excess tax benefits and tax deficiencies to be recorded in the income statement when stock awards vest or are settled. In addition, cash flows related to excess tax benefits will no longer be separately classified as a financing activity apart from other income tax cash flows. The standard also allows the company to repurchase more of an employee’s vested shares for tax withholding purposes without triggering liability accounting, and clarifies that all cash payments made to tax authorities on an employee’s behalf for withheld shares should be presented as a financing activity on the statement of cash flows. The company adopted this standard as of January 1, 2017.

The primary impact of adoption was the recognition of excess tax benefits in the company’s provision for income taxes rather than additional paid-in capital, which is applied prospectively in accordance with the guidance. Adoption of the new standard resulted in the recognition of $2 million and $30 million of excess tax benefits in the company’s provision for income taxes rather than additional paid-in capital for the period September 1 through December 31, 2017 and the period January 1 through August 31, 2017, respectively.

The company elected to apply the presentation requirements for cash flows related to excess tax benefits retrospectively to all periods presented, which resulted in an increase to both net cash provided by operating activities and net cash used for financing activities of $27 million and $74 million for the years ended December 31, 2016 and 2015, respectively. The presentation requirements for cash flows related to employee taxes paid for withheld shares resulted in an increase to both net cash provided by operating activities and net cash used for financing activities of $30 million and $32 million for the years ended December 31, 2016 and 2015, respectively.

The remaining updates required by this standard did not have a material impact to the company’s Consolidated Financial Statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment. The new guidance eliminates the requirement to determine the fair value of individual assets and liabilities of a reporting unit to measure goodwill impairment. Under the amendments in the new ASU, goodwill impairment testing will be performed by comparing the fair value of the reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The new standard is effective for annual and interim goodwill impairment tests in fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for annual or interim goodwill impairment testing performed after January 1, 2017. In connection with the Merger Transaction, the company adopted the policy of the parent company and performed its annual goodwill impairment test in the fourth quarter. Previously, the annual impairment test was performed in the third quarter. The company early adopted the new guidance for the annual goodwill impairment test that was performed in the fourth quarter of 2017. See Note 12 for additional information.

Accounting Guidance Issued But Not Adopted as of December 31, 2017

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities. The new guidance expands and refines hedge accounting for both nonfinancial and financial risk components and aligns the recognition and presentation of the effects of the hedging instrument and the hedged items in the financial statements. For cash flow and net investment hedges

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

existing as of the date of adoption, an entity should apply a cumulative-effect adjustment related to eliminating the separate measurement of ineffectiveness to accumulated other comprehensive income with a corresponding adjustment to the opening balance of retained earnings as of the beginning of the fiscal year in which an entity adopts. Presentation and disclosure guidance is required to be adopted prospectively. The new standard is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted in any interim period. All transition requirements and elections should be applied to hedging relationships existing (that is, hedging relationships in which the hedging instrument has not expired, been sold, terminated, or exercised or the entity has not removed the designation of the hedging relationship) on the date of adoption. The effect of adoption should be reflected as of the beginning of the fiscal year of adoption. The company is currently evaluating the impact this guidance will have on the Consolidated Financial Statements and related disclosures.

In March 2017, the FASB issued ASU No. 2017-07, Compensation—Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The new guidance requires registrants to present the service cost component of net periodic benefit cost in the same income statement line item or items as other employee compensation costs arising from services rendered during the period. In addition, only the service cost component will be eligible for capitalization in assets. Registrants will present the other components of net periodic benefit cost separately from the service cost component; and, the line item or items used in the income statement to present the other components of net periodic benefit cost must be disclosed. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted as of the beginning of an annual period. The new standard must be adopted retrospectively for the presentation of the service cost component and the other components of net periodic benefit cost in the income statement, and prospectively for the capitalization of the service cost component of net periodic benefit cost in assets. The company plans to adopt this guidance in the first quarter of 2018 and is currently evaluating the impact on the Consolidated Financial Statements and related disclosures. The company anticipates approximately half the costs will be reclassified from cost of goods sold, with the remainder reclassified from selling, general and administrative expenses and research and development expense, to sundry income—net in the Consolidated Statements of Operations. See Note 16 for the components of net periodic benefit cost.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business. The new guidance narrows the existing definition of a business and provides a framework for evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or a business. The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities (collectively, the “set”) is not a business. To be considered a business, the set would need to include an input and a substantive process that together significantly contribute to the ability to create outputs, as defined by the ASU. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods, and should be applied prospectively. Early adoption is permitted. The company adopted this standard on January 1, 2018 and will apply it prospectively to all applicable transactions after the adoption date.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows, and, as a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. An entity with a material balance of restricted cash and restricted cash equivalents must disclose information about the nature of the restrictions. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted and the new guidance

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

must be applied retrospectively to all periods presented. The new guidance will change the presentation of restricted cash in the Consolidated Statements of Cash Flows and will be applied retrospectively in the first quarter of 2018.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory. The new guidance requires that entities recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs, rather than when the asset is sold to an outside party. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. Early adoption is permitted as of the beginning of an annual reporting period. The new guidance requires adoption on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The company plans to adopt this guidance in the first quarter of 2018 with the expectation that this guidance will have an immaterial impact on the Consolidated Financial Statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The new guidance makes eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The new guidance requires adoption on a retrospective basis unless it is impracticable to apply, in which case the company would be required to apply the amendments prospectively as of the earliest date practicable. The company is currently evaluating the impact this guidance will have on the Consolidated Financial Statements and related disclosures, but does not expect there to be a significant impact.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The amendments under the new guidance will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability, other than leases that meet the definition of a short-term lease. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new leasing standard will be effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition, requiring application at the beginning of the earliest comparative period presented. The company is currently evaluating the impact of adopting this guidance on the Consolidated Financial Statements and related disclosures. The company is the lessee under various agreements for facilities and equipment that are currently accounted for as operating leases. A discussion of these leases is included in Note 14, “Commitments and Contingent Liabilities.”

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which was further updated in March, April, May and December 2016, as well as September and November 2017. The new guidance clarifies the principles for recognizing revenue and develops a common revenue standard for GAAP. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The new standard also will result in additional disclosure requirements to describe the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. In July 2015, the FASB approved a deferral of the ASU effective date from annual and interim periods beginning after December 15, 2016 to annual and interim periods beginning after December 15, 2017. The standard permits the use of either the retrospective or modified retrospective (cumulative-effect) transition method of adoption. The company will adopt the standard in the first quarter of 2018 under the modified retrospective transition method. The company has substantially completed its evaluation of the impact

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

of the new standard on the Consolidated Financial Statements and has determined that the transition adjustment to be recorded upon adoption is not material and the company does not expect material changes in the timing of revenue recognition.  The company continues to evaluate the impact of the new standard on its disclosures.

Note 3—BUSINESS COMBINATIONS

Acquisition of Granular, Inc.

On August 31, 2017, the company acquired Granular, Inc., a leading provider of software and analytics tools that help farms improve efficiency, profitability, and sustainability. The purchase price was approximately $250 million and was primarily allocated to goodwill, developed technology, and customer relationships. The fair value of the acquired assets related to Granular, Inc. are included in the fair value measurement of DuPont’s assets and liabilities, discussed below.

Merger with Dow

Upon completion of the Merger, (i) each share of common stock, par value $0.30 per share, of the company (the “DuPont Common Stock”) was converted into the right to receive 1.2820 fully paid and non-assessable shares of DowDuPont common stock, par value $0.01 per share, (“DowDuPont Common Stock”), in addition to cash in lieu of any fractional shares of DowDuPont Common Stock, and (ii) each share of DuPont Preferred Stock—$4.50 Series and DuPont Preferred Stock—$3.50 Series (collectively “DuPont Preferred Stock”) issued and outstanding immediately prior to the Merger Effectiveness Time remains issued and outstanding and was unaffected by the Merger.

As provided in the Merger Agreement, at the Merger Effectiveness Time, all options relating to shares of DuPont Common Stock that were outstanding immediately prior to the effective time of the Merger were generally automatically converted into options relating to shares of DowDuPont Common Stock and all restricted stock units and performance based restricted stock units relating to shares of DuPont Common Stock that were outstanding immediately prior to the effective time of the Mergers were generally automatically converted into restricted stock units relating to shares of DowDuPont Common Stock, in each case, after giving effect to appropriate adjustments to reflect the Mergers and otherwise generally on the same terms and conditions as applied under the applicable plans and award agreements immediately prior to the Merger Effectiveness Time. See Note 17 for further discussion.

Prior to the Merger, shares of DuPont Common Stock were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended and listed on the New York Stock Exchange (the “NYSE”). As a result of the Merger, on August 31, 2017 , the company requested that the NYSE withdraw the shares of DuPont Common Stock from listing on the NYSE and filed a Form 25 with the U.S. Securities and Exchange Commission (“SEC”) to report that DuPont Common Stock is no longer listed on the NYSE. DuPont continues to have preferred stock outstanding and it remains listed on the NYSE. DowDuPont Common Stock is listed and trades on the NYSE, ticker symbol DWDP.

As a condition of the regulatory approval of the Merger, DuPont was required to divest a portion of its crop protection product line, including certain research and development capabilities. See Note 4 for additional information.

DuPont and Dow intend to pursue, subject to the receipt of approval by the Board of Directors of DowDuPont, the separation of the combined company’s agriculture, specialty products and materials science businesses through a series of tax-efficient transactions (collectively, the “Intended Business Separations”).

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Preliminary Allocation of Purchase Price

Based on an evaluation of the provisions of ASC 805, “Business Combinations,” (“ASC 805”) Dow was determined to be the accounting acquirer in the Merger. DowDuPont has applied the acquisition method of accounting with respect to the assets and liabilities of DuPont, which have been measured at fair value as of the date of the Merger. In connection with the Merger and the related accounting determination, DuPont has elected to apply push-down accounting and reflect in its financial statements the fair value of assets and liabilities. Such fair values have been reflected in the Successor Consolidated Financial Statements.

DuPont’s assets and liabilities were measured at estimated fair values as of the Merger Effectiveness Time, primarily using Level 3 inputs. Estimates of fair value represent management’s best estimate which require a complex series of judgments about future events and uncertainties. Third-party valuation specialists were engaged to assist in the valuation of these assets and liabilities.

The total fair value of consideration transferred for the Merger was $74,680 million. Total consideration is comprised of the equity value of the DowDuPont shares as of the Merger Effectiveness Time that were issued in exchange for DuPont shares, the cash value for fractional shares, and the portion of DuPont’s share awards and share options earned as of the Merger Effectiveness Time. Share awards and share options converted to DowDuPont equity instruments, but not vested, were $144 million as of August 31, 2017, which will be expensed over the remaining future vesting period.

The following table summarizes the fair value of consideration exchanged as a result of the Merger:

(In millions, except exchange ratio)
DuPont Common Stock outstanding as of the Merger Effectiveness Time	868.3
DuPont exchange ratio	1.2820

DowDuPont Common Stock issued in exchange for DuPont Common Stock	1,113.2

Fair value of DowDuPont Common Stock issued [1]	$74,195
Fair value of DowDuPont equity awards issued in exchange for outstanding DuPont equity awards [2]	485

Total consideration	$74,680

1.	Amount was determined based on the price per share of Dow Common Stock of $66.65 on August 31, 2017.
2.

Represents the fair value of replacement awards issued for DuPont’s equity awards outstanding immediately before the Merger and attributable to the service periods prior to the Merger. The previous DuPont equity awards were converted into the right to receive 1.2820 shares of DowDuPont Common Stock.

The acquisition method of accounting requires, among other things, that identifiable assets acquired and liabilities assumed be recognized on the balance sheet at the fair values as of the acquisition date. In determining the fair value, DowDuPont utilized various forms of the income, cost and market approaches depending on the asset or liability being fair valued. The estimation of fair value required significant judgments related to future net cash flows (including net sales, cost of products sold, selling and marketing costs, and working capital/contributory asset charges), discount rates reflecting the risk inherent in each cash flow stream, competitive trends, market comparables and other factors. Inputs were generally determined by taking into account historical data, supplemented by current and anticipated market conditions, and growth rates.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The table below presents the preliminary fair value that was allocated to DuPont’s assets and liabilities based upon fair values as determined by DowDuPont. The valuation process to determine the fair values is not yet complete. DuPont estimated the preliminary fair value of acquired assets and liabilities as of the date of acquisition based on information currently available and continues to adjust those estimates upon refinement of market participant assumptions for integrating businesses, finalization of tax returns in the pre-merger period and application of push-down accounting at the subsidiary level. The preliminary fair values are substantially complete with the exception of identifiable intangible assets, property, plant, and equipment, income taxes and goodwill. As DuPont finalizes the fair value of assets acquired and liabilities assumed, additional purchase price adjustments may be recorded during the measurement period, but no later than one year from the date of the acquisition. DuPont will reflect measurement period adjustments, if any, in the period in which the adjustments are recognized. Final determination of the fair values may result in further adjustments to the values presented in the following table.

	Estimated fair value as previously reported [1]	Measurement period adjustments [2]	Estimated fair value adjusted
(In millions)
Fair Value of Assets as of the Merger Effectiveness Time
Cash and cash equivalents	$4,005	$—	$4,005
Marketable securities	2,849	—	2,849
Accounts and notes receivable	7,851	—	7,851
Inventories	8,886	(79)	8,807
Other current assets	360	—	360
Investment in nonconsolidated affiliates	1,685	(31)	1,654
Assets held for sale—current	3,184	564	3,748
Property, plant and equipment	12,122	(181)	11,941
Goodwill [3]	45,501	(396)	45,105
Other intangible assets [3]	27,844	(623)	27,221
Deferred income tax assets	487	(203)	284
Other assets	2,076	—	2,076

Total Assets	$116,850	$(949)	$115,901

Fair Value of Liabilities
Short-term borrowings and capital lease obligations	$5,319	$—	$5,319
Accounts payable	3,283	—	3,283
Income taxes payable	140	—	140
Accrued and other current liabilities	3,517	—	3,517
Liabilities held for sale—current	104	11	115
Long-term debt	9,878	—	9,878
Deferred income tax liabilities	9,408	(940)	8,468
Pension and other post employment benefits—noncurrent	8,092	(36)	8,056
Other noncurrent obligations	2,028	—	2,028

Total Liabilities	$41,769	$(965)	$40,804

Noncontrolling interests	162	16	178
Preferred stock	239	—	239

Fair Value of Net Assets (Consideration for the Merger)	$74,680	$—	$74,680

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

1.	As previously reported in the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017.
2.

DuPont recorded measurement period adjustments in the fourth quarter of 2017 to reflect facts and circumstances in existence as of the Merger Effectiveness Time. These measurement period adjustments primarily related to changes in preliminary valuation assumptions, including market participant estimates of cash flows and estimates of asset useful lives, as well as other initial estimates. All measurement period adjustments were offset against goodwill.

3.	See Note 12 for additional information.

The significant fair value adjustments included in the preliminary allocation of purchase price are discussed below.

Inventories

Inventory is primarily comprised of finished products of $4,929 million, semi-finished products of $3,055 million and raw materials and stores and supplies of $823 million. The fair value of finished goods was calculated as the estimated selling price, adjusted for costs of the selling effort and a reasonable profit allowance relating to the selling effort. The fair value of semi-finished inventory was primarily calculated as the estimated selling price, adjusted for estimated costs to complete the manufacturing, estimated costs of the selling effort, as well as a reasonable profit margin on the remaining manufacturing and selling effort. The fair value of raw materials and stores and supplies was determined to approximate the historical carrying value. For inventory accounted for under the FIFO method and average cost method, the preliminary fair value step-up of inventory will be recognized in costs of goods sold as the inventory is sold. For inventory accounted for under the LIFO method, the preliminary fair value of inventory becomes the LIFO base layer inventory. The pre-tax amount of inventory step-up recognized for the period September 1 through December 31, 2017, was $1,538 million, of which $1,434 million was reflected in costs of goods sold within loss from continuing operations before income taxes and $104 million is reflected in loss from discontinued operations after income taxes in the Consolidated Statements of Operations.

Property, Plant & Equipment

Property, plant and equipment is comprised of machinery and equipment of $7,466 million , buildings of $2,583 million, construction in progress of $980 million and land and land improvements of $912 million. The preliminary estimated fair value of property and equipment was primarily determined using a market approach for land and certain types of equipment, and a replacement cost approach for other property and equipment. The market approach for certain types of equipment represents a sales comparison that measures the value of an asset through an analysis of sales and offerings of comparable assets. The replacement cost approach used for all other depreciable property and equipment measures the value of an asset by estimating the cost to acquire or construct comparable assets and adjusts for age and condition of the asset.

Goodwill

The excess of the consideration for the Merger over the preliminary net fair value of assets and liabilities was recorded as goodwill. The Merger resulted in the recognition of $45,105 million of goodwill, none of which is deductible. Goodwill largely consists of expected cost synergies resulting from the Merger and the Intended Business Separations, the assembled workforce of DuPont, and future technology and customers.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Other Intangible Assets

Other intangible assets primarily consist of acquired customer related assets, developed technology, trademarks and tradenames, and germplasm. The preliminary customer-related value was determined using the excess earnings method while the preliminary developed technology, trademarks and trade names, and germplasm values were primarily determined utilizing the relief from royalty method. Both the excess earnings and relief from royalty methods are forms of the income approach. Refer to Note 12 for further information on other intangible assets.

Deferred Income Tax Assets and Liabilities

The deferred income tax assets and liabilities include the expected future federal, state, and foreign tax consequences associated with temporary differences between the preliminary fair values of the assets acquired and liabilities assumed and the respective tax bases. Tax rates utilized in calculating deferred income taxes generally represent the enacted statutory tax rates at the Merger Effectiveness Time in the jurisdictions in which legal title of the underlying asset or liability resides. Refer to Note 7 for further information related to the remeasurement of deferred income tax assets and liabilities as a result of the enactment of the U.S. Tax Cuts and Jobs Act in December 2017.

The preliminary fair value of deferred income tax assets includes a $172 million adjustment to derecognize a valuation allowance for certain historical net operating losses that will not be fully realized as a result of the Merger. Included in the fair value adjustment related to deferred income tax liabilities is a $546 million adjustment reflecting a change in determination as to the reinvestment strategy of certain foreign operations of the company.

Integration and Separation Costs

Integration and separation costs have been and are expected to be significant. These costs to date primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to the Merger and the Intended Business Separations. These costs are recorded within integration and separation costs in the Successor period and the costs are recorded within selling, general and administrative expenses in the Predecessor periods within the Consolidated Statements of Operations.

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Integration and separation costs	$314
Selling, general and administrative expenses		$581	$386	$10

H&N Business

On November 1, 2017, the company completed the FMC Transactions through the acquisition of the H&N Business and the disposition of the Divested Ag Business. The acquisition will be integrated into the nutrition and health product line to enhance DuPont’s position as a leading provider of sustainable, bio-based food ingredients and allow for expanded capabilities in the pharma excipients space. The company accounted for the acquisition in accordance with ASC 805, which requires the assets acquired and liabilities assumed to be recognized on the balance sheet at their fair values as of the acquisition date.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The following table summarizes the fair value of consideration exchanged as a result of the FMC Transactions:

(In millions)
Fair Value of Divested Ag Business [1]	$3,665
Less: Cash received [2]	1,200
Less: Favorable contracts [3]	495

Fair Value of H&N Business	$1,970

1.	Refer to Note 4 for additional information.
2.

The FMC Transactions include a cash consideration payment to DuPont of approximately $1,200 million, which reflects the difference in value between the Divested Ag Business and the H&N Business, subject to certain customary inventory and net working capital adjustments.

3.

Upon closing and pursuant to the terms of the FMC Transaction Agreement, DuPont entered into favorable supply contracts with FMC. DuPont recorded these contracts as intangible assets recognized at the fair value of off-market contracts. Refer to Notes 4 and 12 for additional information.

The table below presents the preliminary fair value that was allocated to the assets acquired and liabilities assumed. The purchase accounting and purchase price allocation for the H&N Business are substantially complete. However, the company continues to refine the preliminary valuation of certain acquired assets, such as inventories, intangibles, deferred income taxes, and property plant and equipment, which could impact the amount of residual goodwill recorded. The company will finalize the amounts recognized as it obtains the information necessary to complete the analysis, but no later than one year from the date of the acquisition. Final determination of the fair values may result in further adjustments to the values presented in the following table.

Successor
(In millions)	November 1, 2017
Fair Value of Assets
Cash and cash equivalents	$16
Accounts and notes receivable	144
Inventories	314
Property, plant and equipment	505
Goodwill	718
Other intangible assets	435
Other current and non-current assets	16

Total Assets	$2,148

Fair Value of Liabilities
Accounts payable and other accrued liabilities	$70
Deferred income tax liabilities	108

Total Liabilities	$178

Fair Value of Net Assets (Consideration for the H&N Business)	$1,970

The significant fair value adjustments included in the preliminary allocation of purchase price are discussed below.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Inventories

Acquired inventory is comprised of finished goods of $153 million, semi-finished products of $85 million and raw materials and stores and supplies of $76 million. Fair value of inventory was calculated using a net realizable value approach for finished goods and semi-finished products and a replacement cost approach for raw materials and stores and supplies. The preliminary fair value step-up of inventory of $100 million will be recognized in costs of goods sold as the inventory is sold. The pre-tax amount recognized during the period ending November 1 through December 31, 2017, was $35 million, which was reflected in cost of goods sold within loss from continuing operations before income taxes in the Consolidated Statements of Operations.

Property, Plant & Equipment

Property, plant and equipment is comprised of machinery and equipment of $372 million , buildings of $63 million, land and land improvements of $39 million, and construction in progress of $31 million. The preliminary estimated fair values were determined using a combination of a market approach and replacement cost approach.

Goodwill

The excess of the consideration for the H&N Business over the preliminary net fair value of assets acquired and liabilities assumed resulted in the recognition of $718 million of goodwill, of which $208 million is tax-deductible. Goodwill is attributable to the H&N Business’s workforce and expected cost synergies in procurement, production and market access.

Other Intangible Assets

Other intangible assets includes customer-related intangible assets of $268 million , developed technology of $130 million, and trademarks and tradenames of $37 million. The preliminary customer-related fair value was determined using the excess earnings method while the preliminary developed technology, trademarks and tradenames fair values were primarily determined utilizing the relief from royalty method.

Results of Operations

The following table provides net sales and (loss) income from continuing operations before income taxes of the H&N Business included in the company’s results since the acquisition.

Successor
(In millions)	For the Period November 1 through December 31, 2017
Net sales	$102
Loss from continuing operations before income taxes	$(12)

The H&N Business results include $35 million that was recognized in cost of goods sold as inventory was sold related to the fair value step-up of inventories in the Consolidated Statements of Operations, for the period of November 1 through December 31, 2017.

The company evaluated the disclosure requirements under ASC 805 and determined the H&N Business was not considered a material business combination for purposes of disclosing supplemental pro forma information.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

NOTE 4—DIVESTITURES AND OTHER TRANSACTIONS

Merger Remedy—Divested Ag Business

On March 31, 2017, the company and FMC entered into the FMC Transaction Agreement. Under the FMC Transaction Agreement, FMC acquired the Divested Ag Business that DuPont was required to divest in order to obtain EC approval of the Merger Transaction as described in Note 1 and DuPont agreed to acquire the H&N Business. The sale of the Divested Ag Business meets the criteria for discontinued operations and as such, earnings are included within “(Loss) Income from discontinued operations after income taxes” for all periods presented.

On November 1, 2017, the company completed the FMC Transactions through the disposition of the Divested Ag Business and the acquisition of the H&N Business. The preliminary fair value as determined by the company of the H&N Business is $1,970 million. The FMC Transactions include a cash consideration payment to DuPont of approximately $1,200 million, which reflects the difference in value between the Divested Ag Business and the H&N Business, as well as favorable contracts with FMC of $495 million, subject to adjustments for inventory of the Divested Ag Business and net working capital of the H&N Business. Due to the proximity of the Merger and the closing of the sale, the carrying value of the Divested Ag Business approximated the fair value of the consideration received, thus no resulting gain or loss was recognized on the sale. Refer to Note 3 for further information on the H&N Business.

The results of operations of the Divested Ag Business are presented as discontinued operations as summarized below:

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017 [1]	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Net sales	$199	$1,068	$1,385	$1,473
Cost of goods sold	194	412	514	521
Other operating charges		17	19	25
Research and development expenses	30	95	139	163
Selling, general and administrative expenses [2]	102	146	176	187
Restructuring and asset related charges—net	(1)	—	(4)	15
Sundry (expense) income—net	(1)	7	1	7

(Loss) Income from discontinued operations before income taxes	(127)	405	542	569

(Benefit from) Provision for income taxes	(50)	79	103	121

(Loss) Income from discontinued operations after income taxes	$(77)	$326	$439	$448

1.	Includes results of operations for the period September 1 through October 31, 2017, as the Divested Ag Business was disposed of on November 1, 2017.
2.	Successor period includes $44 million of transaction costs associated with the disposal of the Divested Ag Business.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The following table presents depreciation and capital expenditures of the discontinued operations related to the Divested Ag Business:

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Depreciation	$—	$21	$32	$30
Capital expenditures	$5	$8	$40	$77

The carrying amount of major classes of assets and liabilities classified as assets and liabilities of discontinued operations at December 31, 2016 related to the Divested Ag Business consist of the following:

Predecessor
(In millions)	December 31, 2016
Cash and cash equivalents	$57
Accounts and notes receivable—net	12
Inventories	323
Other current assets	1
Property, plant and equipment—net	380
Goodwill	11
Other assets	5

Assets held for sale	$789

Accounts payable	27
Accrued and other current liabilities	12
Deferred income tax liabilities	6
Other noncurrent obligations	29

Liabilities held for sale	$74

Upon closing and pursuant to the terms of the FMC Transaction Agreement, DuPont and FMC entered into favorable supply agreements and certain ancillary agreements, including manufacturing service agreements and transition service agreements. Under the terms of the favorable supply agreements, FMC will supply product to DuPont at cost for a period of up to five years and, as a result, DuPont recorded an intangible asset of $495 million upon closing that will amortize over a period of five years.

Food Safety Diagnostic Sale

In February 2017, the company completed the sale of global food safety diagnostics to Hygiena LLC. The sale resulted in a pre-tax gain of $162 million ( $86 million net of tax). The gain was recorded in sundry income—net in the company’s Consolidated Statement of Operations for the period January 1 through August 31, 2017.

DuPont (Shenzhen) Manufacturing Limited

In March 2016, the company recognized the sale of its 100 percent ownership interest in DuPont (Shenzhen) Manufacturing Limited to the Feixiang Group. The sale of the entity, which held certain buildings and other assets, resulted in a pre-tax gain of $369 million ( $214 million net of tax). The gain was recorded in sundry income—net in the company’s Consolidated Statement of Operations for the year ended December 31, 2016.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Performance Chemicals

On July 1, 2015, DuPont completed the separation of its Performance Chemicals segment through the spin-off of all of the issued and outstanding stock of The Chemours Company (the “Separation”). In connection with the Separation, the company and The Chemours Company (“Chemours”) entered into a Separation Agreement (the “Separation Agreement”), discussed below, and a Tax Matters Agreement and certain ancillary agreements, including an employee matters agreement, agreements related to transition and site services, and intellectual property cross licensing arrangements. In addition, the companies have entered into certain supply agreements.

Separation Agreement

The company and Chemours entered into a Separation Agreement that sets forth, among other things, the agreements between the company and Chemours regarding the principal transactions necessary to effect the Separation and also sets forth ancillary agreements that govern certain aspects of the company’s relationship with Chemours after the separation. Among other matters, the Separation Agreement and the ancillary agreements provide for the allocation between DuPont and Chemours of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the completion of the Separation.

Pursuant to the Separation Agreement and the Amendment to the Separation Agreement, as discussed below, Chemours indemnifies DuPont against certain litigation, environmental, workers’ compensation and other liabilities that arose prior to the distribution. The term of this indemnification is generally indefinite and includes defense costs and expenses, as well as monetary and non-monetary settlements and judgments. In 2017, DuPont and Chemours amended the Separation Agreement to provide for a limited sharing of potential future PFOA liabilities for a period of five years beginning July 6, 2017. In connection with the recognition of liabilities related to these matters, the company records an indemnification asset when recovery is deemed probable. At December 31, 2017 , the indemnified assets are $80 million within accounts and notes receivable—net and $340 million within other assets along with the corresponding liabilities of $80 million within accrued and other current liabilities and $340 million within other noncurrent obligations on the Condensed Consolidated Balance Sheet. See Note 14 for further discussion of the amendment to the Separation Agreement and certain litigation and environmental matters indemnified by Chemours.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The results of operations of the Performance Chemicals segment are presented as discontinued operations as summarized below:

	Predecessor
(In millions)	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Net sales	$—	$—	$2,810
Cost of goods sold	—	—	2,215
Other operating charges	335	36	386
Research and development expense	—	—	40
Selling, general and administrative expenses	—	—	(87)
Restructuring and asset related charges—net	—	—	59
Sundry income—net	3	3	27
Interest expense	—	—	32

(Loss) income from discontinued operations before income taxes	(332)	(33)	192

(Benefit from) provision for income taxes	(125)	(28)	106

(Loss) income from discontinued operations after income taxes	$(207)	$(5)	$86

Income (loss) from discontinued operations after income taxes for the period January 1 through August 31, 2017 includes a charge of $335 million ( $214 million net of tax) in connection with the perfluorooctanoic acid (“PFOA”) multi-district litigation settlement.

During the years ended December 31, 2016 and 2015, the company incurred $35 million and $306 million of costs, respectively, in connection with the separation primarily related to professional fees associated with preparation of regulatory filings and separation activities within finance, tax, legal, and information system functions. (Loss) income from discontinued operations during the years ended December 31, 2016 and 2015, includes $35 million and $260 million of these costs, respectively. Income from continuing operations during the year ended December 31, 2015 includes $26 million of these costs, recorded in other operating charges in the company’s Consolidated Statements of Operations. Income from continuing operations during the year ended December 31, 2015 also included $20 million of transaction costs incurred for a premium associated with the early retirement of DuPont debt. The company exchanged notes received from Chemours in May 2015 (as part of a dividend payment) for DuPont debt that it then retired. These costs were reported in interest expense in the company’s Consolidated Statements of Operations.

In connection with the separation, income from discontinued operations during the year ended December 31, 2015 included pension and other post employment benefit plan curtailment gain of $281 million . In addition, income from discontinued operations during the year ended December 31, 2015, included a restructuring charge of $59 million , consisting of severance and related benefit costs associated with the Performance Chemicals segment to achieve fixed cost and operational productivity improvements for Chemours post-spin.

In connection with the spin-off, the company received a dividend from Chemours in May 2015 of $3,923 million comprised of a cash distribution of $3,416 million and a distribution in-kind of $507 million of 7 percent senior unsecured notes due 2025 (Chemours Notes Received). Chemours financed the dividend payment through

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

issuance of approximately $4,000 million of debt, including the Chemours Notes Received (Chemours’ Debt). Net assets of $431 million were transferred to Chemours on July 1, 2015, including the $4,000 million of Chemours’ Debt.

The following table presents the depreciation, amortization and purchases of property, plant and equipment of the discontinued operations related to Performance Chemicals:

(In millions)	Predecessor
For the year ended December 31,	2015
Depreciation	$126
Amortization of intangible assets	2
Capital Expenditures	235

NOTE 5—RESTRUCTURING AND ASSET RELATED CHARGES—NET

DowDuPont Cost Synergy Program

In September and November 2017, DowDuPont and the company approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), adopted by the DowDuPont Board of Directors. The plan is designed to integrate and optimize the organization following the Merger and in preparation for the Intended Business Separations. Based on all actions approved to date under the Synergy Program, DuPont expects to record total pre-tax restructuring charges of $430 million to $600 million, comprised of approximately $320 million to $360 million of severance and related benefits costs; $110 million to $140 million of costs related to contract terminations; and up to $100 million of asset related charges. The Synergy Program includes certain asset actions, including strategic decisions regarding the cellulosic biofuel unit reflected in the preliminary fair value measurement of DuPont’s assets as of the merger date. Current estimated total pre-tax restructuring charges could be impacted by future adjustments to the preliminary fair value of DuPont’s assets.

For the period September 1 through December 31, 2017, DuPont recorded a pre-tax charge of $187 million, consisting of severance and related benefit costs of $153 million, contract termination costs of $31 million and asset-related charges of $3 million. The charge for the period September 1 through December 31, 2017 was recognized in restructuring and asset related charges—net in the company’s Consolidated Statements of Operations. Substantially all of the remaining restructuring charges are expected to be incurred in 2018 and the related actions, including employee separations, associated with this plan are expected to be substantially complete by the end of 2019.

DuPont account balances and activity for the DowDuPont Cost Synergy Program are summarized below:

(In millions)	Severance and Related Benefit Costs	Other Non-Personnel Charges [1]	Asset- Related Charges	Total
Charges to income from continuing operations for the period September 1 through December 31, 2017 (Successor)	$153	$31	$3	$187
Payments	(13)	(3)	—	(16)
Asset write-offs	—	—	(3)	(3)
Non-cash compensation	(7)	—	—	(7)

Balance as of December 31, 2017	$133	$28	$—	$161

1.	Other non-personnel charges consist of contractual obligation costs.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

2017 Restructuring Program

During the first quarter 2017, DuPont committed to take actions to improve plant productivity and better position its product lines for productivity and growth before and after the anticipated closing of the Merger Transaction (the “2017 restructuring program”). In connection with these actions, the company incurred pre-tax charges of $313 million during the period from January 1 through August 31, 2017 (“Predecessor” period) recognized in restructuring and asset related charges—net in the company’s Consolidated Statements of Operations. The charge is comprised of $279 million of asset-related charges and $34 million in severance and related benefit costs. The charges primarily relate to the second quarter closure of the safety and construction product line at the Cooper River manufacturing site located near Charleston, South Carolina. The asset-related charges mainly consist of accelerated depreciation associated with the closure. The actions associated with this plan are substantially complete as of December 31, 2017.

Account balances and activity for the 2017 restructuring program are summarized below:

(In millions)	Severance and Related Benefit Costs	Asset Related Charges [1]	Total
Charges to income from continuing operations for the period January 1 through August 31, 2017 (Predecessor)	$34	$279	$313
Payments	(8)	—	(8)
Asset write-offs	—	(279)	$(279)

Balance as of August 31, 2017	$26	$—	$26

Charges to income from continuing operations for the period September 1 through December 31, 2017 (Successor)	$—	$—	$—
Payments	(7)	—	(7)

Balance as of December 31, 2017	$19	$—	$19

1.

Includes accelerated depreciation related to site closure. Charge for accelerated depreciation represents the difference between the depreciation expense to be recognized over the revised useful life of the site, based upon the anticipated date the site will be closed and depreciation expense as determined utilizing the useful life prior to the restructuring action.

La Porte Plant, La Porte, Texas

In March 2016, DuPont announced its decision to not re-start its insecticide manufacturing facility at the La Porte site located in La Porte, Texas. The facility manufactured Lannate® and Vydate® insecticides and has been shut down since November 2014. As a result of this decision, during the year ended December 31, 2016, a pre-tax charge of $68 million was recorded in restructuring and asset related charges—net in the company’s Consolidated Statement of Operations which included $41 million of asset related charges, $16 million of employee severance and related benefit costs, and $11 million of contract termination costs.

2016 Global Cost Savings and Restructuring Plan

In December 2015, DuPont committed to take structural actions across all product lines and staff functions globally to operate more efficiently by further consolidating product lines and aligning staff functions more closely with them as part of a 2016 global cost savings and restructuring plan. As a result, during the year ended

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

December 31, 2015, a pre-tax charge of $783 million was recorded, consisting of $778 million of restructuring and asset related charges—net and $5 million in sundry income—net in the company’s Consolidated Statement of Operations. The charges consisted of $641 million in severance and related benefit costs, $109 million in asset related charges, and $33 million in contract termination charges.

During the year ended December 31, 2016, in connection with the restructuring actions, the company recorded a net pre-tax benefit to earnings of $(81) million, consisting of $(84) million in restructuring and asset related charges—net and $3 million in sundry income—net in the company’s Consolidated Statement of Operations. The net benefit was comprised of a reduction of $(150) million in severance and related benefit costs, offset by $53 million of asset related charges, and $16 million of contract termination costs. This was primarily due to a reduction in severance and related benefit costs partially offset by the identification of additional projects. The reduction in severance and related benefit costs was driven by elimination of positions at a lower cost than expected as a result of redeployments and attrition as well as lower than estimated individual severance costs.

The company incurred pre-tax charges of $10 million during the period January 1 through August 31, 2017, recognized in restructuring and asset related charges—net in the company’s Consolidated Statement of Operations. This was due to additional severance payments owed to previously terminated executives that became probable during the period. The company incurred a pre-tax benefit of $(5) million for the period from September 1 through December 31, 2017. The reduction in severance and related benefit costs was driven by the elimination of positions at a lower cost than expected.

Account balances and activity for the restructuring program are summarized below:

(In millions)	Severance and Related Benefit Costs	Other Non-Personnel Charges [1]	Total
Balance at December 31, 2016 (Predecessor)	$100	$22	$122
Payments	(76)	(11)	(87)
Net translation adjustment	2	—	2
Other adjustments	10	—	10

Balance as of August 31, 2017	$36	$11	$47

Balance at September 1, 2017 (Successor)	$36	$11	$47
Payments	(18)	(2)	(20)
Other adjustments	(5)	—	(5)

Balance as of December 31, 2017	$13	$9	$22

1.	Other non-personnel charges consist of contractual obligation costs.

2014 Restructuring Program

In June 2014, DuPont announced its global, multi-year initiative to redesign its global organization and operating model to reduce costs and improve productivity and agility across all product lines and functions. During the period from September 1 through December 31, 2017, and the years ended December 31, 2016 and 2015, benefits of $(2) million, $(21) million and $(21) million were recorded, respectively, in restructuring and asset related charges—net in the company’s Consolidated Statements of Operations to reduce the accrual for severance costs associated with this program.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Asset Impairment

In the fourth quarter 2015, the company elected to defer further testing and deployment of a multi-year, phased implementation of an enterprise resource planning (ERP) system; which had not been placed in service as of year-end. At December 31, 2016, the company had capitalized costs associated with the ERP system of $435 million. In connection with IT strategy reviews conducted during the fourth quarter of 2016, the company reviewed considerations around the timing of restarting testing and deployment of the ERP system. As a result, the company concluded it intended to complete and place in service the ERP system, however, given the uncertainties related to implementation timing as well as potential developments and changes to technologies in the market place at the time of restart, use of this ERP system could no longer be considered probable. As a result, due to the specificity of the design related to the ERP system, the company determined that the uncompleted ERP system had a fair value of zero and recorded a pre-tax charge of $435 million in restructuring and asset related charges—net in the company’s Consolidated Statement of Operations during the year ended December 31, 2016.

The company recognized a $158 million pre-tax impairment charge in restructuring and asset related charges—net in the company’s Consolidated Statement of Operations during the year ended December 31, 2016 related to indefinite-lived intangible trade names. In connection with the company’s strategy reviews and brand realignment conducted during the third quarter 2016, the company decided to phase out the use of certain acquired trade names resulting in a change from an indefinite life to a finite useful life for these assets. As a result of these changes, the carrying value of the trade name assets exceeded the fair value.

The basis of the fair value for the charges was calculated utilizing an income approach (relief from royalty method) using Level 3 inputs within the fair value hierarchy, as described in Note 1. The key assumptions used in the calculation included projected revenue, royalty rates and discount rates. These key assumptions involve management judgment and estimates relating to future operating performance and economic conditions that may differ from actual cash flows. After the recognition of the impairment charge, the remaining net book value of the trade names was $28 million, which represented fair value.

During the first quarter 2015, a $38 million pre-tax impairment charge was recorded in restructuring and asset related charges—net in the company’s Consolidated Statement of Operations. The majority relates to a cost basis investment in which the assessment resulted from the venture’s revised operating plan reflecting underperformance of its European wheat based ethanol facility and deteriorating European ethanol market conditions. One of the primary investors communicated that they would not fund the revised operating plan of the investee. As a result, the carrying value of DuPont’s 6 percent cost basis investment in this venture exceeds its fair value by $37 million, such that an impairment charge was recorded.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

NOTE 6—SUPPLEMENTARY INFORMATION

Sundry Income—Net	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Royalty income [1]		$84	$170	$138
Interest income	$41	83	102	124
Equity in earnings of affiliates—net	1	55	99	49
Net gain on sales of businesses and other assets [2,3]	16	205	435	92
Net exchange gains (losses)	8	(394)	(106)	30
Miscellaneous income and expenses—net [4]	24	133	7	257

Sundry income—net	$90	$166	$707	$690

1.	In the Successor period, royalty income of $60 million is included in Net Sales.
2.

Includes a pre-tax gain of $162 million ( $86 million net of tax) for the period January 1 through August 31, 2017 related to the sale of global food safety diagnostics. See Note 4 for additional information.

3.

Includes a pre-tax gain of $369 million ( $214 million net of tax) for the year ended December 31, 2016 related to the sale of DuPont (Shenzhen) Manufacturing Limited. See Note 4 for additional information.

4.

Miscellaneous income and expenses—net, includes interest items (in the Predecessor period only), gains (losses) on available for sale securities, gains related to litigation settlements, licensing income, gains on purchases, and other items.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The following table summarizes the impacts of the company’s foreign currency hedging program on the company’s results of operations. The company routinely uses foreign currency exchange contracts to offset its net exposures, by currency, related to the foreign currency-denominated monetary assets and liabilities. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes on net monetary asset positions. The hedging program gains (losses) are largely taxable (tax deductible) in the United States (U.S.), whereas the offsetting exchange gains (losses) on the remeasurement of the net monetary asset positions are often not taxable (tax deductible) in their local jurisdictions. The net pre-tax exchange gains (losses) are recorded in sundry income—net and the related tax impact is recorded in provision for income taxes on continuing operations in the Consolidated Statements of Operations.

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Subsidiary Monetary Position (Loss) Gain
Pre-tax exchange (loss) gain	$(83)	$37	$198	$(404)
Local tax (expenses) benefits	(3)	217	(126)	(61)

Net after-tax impact from subsidiary exchange (loss) gain	$(86)	$254	$72	$(465)

Hedging Program Gain (Loss)
Pre-tax exchange gain (loss)	$91	$(431)	$(304)	$434
Tax (expenses) benefits	(33)	155	110	(157)

Net after-tax impact from hedging program exchange gain (loss)	$58	$(276)	$(194)	$277

Total Exchange Gain (Loss)
Pre-tax exchange gain (loss)	$8	$(394)	$(106)	$30
Tax (expenses) benefits	(36)	372	(16)	(218)

Net after-tax exchange (loss) gain	$(28)	$(22)	$(122)	$(188)

Other current assets

Other current assets includes approximately $558 million of restricted cash related to the Rabbi Trust as of December 31, 2017. See Note 16 for additional information.

Accrued and other current liabilities

Accrued and other current liabilities were $4,384 million at December 31, 2017 and $4,650 million at December 31, 2016. Deferred revenue and compensation and other employee-related costs, which are components of accrued and other current liabilities, were $2,014 million and $857 million at December 31, 2017, respectively and $2,217 million and $807 million at December 31, 2016, respectively. No other components of accrued and other current liabilities were more than 5 percent of total current liabilities.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Other noncurrent obligations

Other noncurrent obligations were $1,975 million at December 31, 2017 and $12,304 million at December 31, 2016 . Accrued pension benefit costs and accrued other post employment benefit costs, which are components of other noncurrent obligations in the Predecessor period, were $8,092 million and $2,554 million at December 31, 2016 , respectively. In the Successor period, accrued pension benefit costs and accrued other post employment benefit costs are included in the line item, pension and other post employment benefits—noncurrent in the Consolidated Balance Sheets. See Note 1 for discussion of reclassification adjustments. No other components of other noncurrent obligations were more than 5 percent of total liabilities.

Related Parties

Transactions with DowDuPont

DowDuPont relies on distributions and other intercompany transfers from DuPont and Dow to fund payment of its costs and expenses. In November 2017, DowDuPont’s Board of Directors declared a fourth quarter dividend per share of DowDuPont common stock payable on December 15, 2017 and authorized an initial $4,000 million share repurchase program to buy back shares of DowDuPont common stock. In the fourth quarter of 2017, DuPont declared and paid distributions in cash and in-kind to DowDuPont of $829 million, primarily to fund a portion of DowDuPont’s fourth quarter share repurchases and dividend payment.

In addition, at December 31, 2017, DuPont had a payable to DowDuPont of $354 million, included in accounts payable in the Consolidated Balance Sheets related to its estimated 2017 tax liability. See Note 7 for additional information.

NOTE 7—INCOME TAXES

On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”) was enacted. The Act reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent , requires companies to pay a one-time transition tax (“transition tax”) on earnings of foreign subsidiaries that were previously tax deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves to a territorial system. At December 31, 2017, the company had not completed its accounting for the tax effects of The Act; however, as described below, the company has made a reasonable estimate of the effects on its existing deferred tax balances and the one-time transition tax. In accordance with Staff Accounting Bulletin 118 (“SAB 118”), during the measurement period, income tax effects of the Act may be refined upon obtaining, preparing, or analyzing additional information, and such changes could be material. During the measurement period, provisional amounts may be also be adjusted for the effects, if any, of interpretative guidance issued after December 31, 2017, by U.S. regulatory and standard-setting bodies.

•

As a result of The Act, the company remeasured its U.S. federal deferred income tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21 percent . However, the company is still analyzing certain aspects of The Act and refining its calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts. The provisional amount recorded related to the remeasurement of the company’s deferred income tax balance was $(2,716) million and was recorded as a benefit to the provision for income taxes on continuing operations.

•

The Act requires a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits (“E&P”), which results in a one-time transition tax. As a result, the company has recorded a provisional amount for the transition tax liability for its foreign subsidiaries of $715 million, recorded as a charge to the provision for income taxes on continuing operations. The company has not yet

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

completed its calculation of the total post-1986 foreign E&P for its foreign subsidiaries as E&P will not be finalized until the Federal income tax return is filed. Further, the transition tax is based in part on the amount of those earnings held in cash and other specified assets which is a defined term under The Act.

•

For tax years beginning after December 31, 2017, The Act introduces new provisions for U.S. taxation of certain global intangible low-taxed income (“GILTI”). Due to its complexity and a current lack of guidance as to how to calculate the tax, the company is not yet able to determine a reasonable estimate for the impact of the incremental tax liability. When additional guidance is available, the company will make a policy election on whether the additional liability will be recorded in the period in which it is incurred or recognized for the basis differences that would be expected to reverse in future years.

Geographic Allocation of Income and Provision for Income Taxes	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	Year Ended 2016	Year Ended 2015
(Loss) Income from continuing operations before income taxes
Domestic	$(811)	$409	$1,415	$1,301
Foreign	(775)	1,382	1,308	721

(Loss) Income from continuing operations before income taxes	$(1,586)	$1,791	$2,723	$2,022

Current tax expense (benefit)
Federal	$216	$(563)	$4	$155
State and local	22	(11)	9	2
Foreign	187	282	539	420

Total current tax expense (benefit)	$425	$(292)	$552	$577

Deferred tax (benefit) expense
Federal	$(2,790)	$476	$22	$135
State and local	(48)	(8)	(29)	4
Foreign	(260)	(27)	96	(141)

Total deferred tax (benefit) expense	$(3,098)	$441	$89	$(2)

(Benefit from) Provision for income taxes on continuing operations	(2,673)	149	641	575

Net Income from continuing operations	$1,087	$1,642	$2,082	$1,447

International pre-tax (loss) earnings from continuing operations was $(775) million, $1,382 million, $1,308 million, and $721 million for the period September 1 through December 31, 2017, the period January 1 through August 31, 2017, and the years ended December 31, 2016 and 2015, respectively. In connection with the Merger, pre-tax earnings from continuing operations for the period September 1 through December 31, 2017 includes depreciation and amortization associated with the fair value that was allocated to the company’s tangible and intangible assets as well as costs of $1,469 million recognized in cost of goods sold related to the fair value step-up of inventories (See Note 3 and 10 for further information).

The U.S. pre-tax earnings from continuing operations for the period January 1 through August 31, 2017 includes transaction costs associated with the Merger and restructuring and asset related charges (which are mostly incurred in the US). These decreases were partially offset by the gain on the sale of the company’s food safety diagnostics business in the first quarter 2017.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The increase in pre-tax earnings from continuing operations from 2015 to 2016 is primarily driven by the gain on the sale of DuPont (Shenzhen) Manufacturing Limited in 2016 in addition to the absence of 2015 restructuring and asset related charges—net.

Reconciliation to U.S. Statutory Rate	Successor	Predecessor
	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	Year Ended 2016	Year Ended 2015
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%	35.0%
Equity earning effect	0.9	(0.5)	(0.8)	(0.7)
Lower effective tax rates on international operations—net	(9.5)	(11.4)	(9.2)	(9.7)
Acquisitions, divestitures and ownership restructuring activities [1,2]	15.8	5.2	1.9	(0.2)
U.S. research and development credit	0.4	(0.8)	(0.7)	(1.5)
Exchange gains/losses [3]	(1.8)	(12.9)	1.9	10.2
Impact of U.S. Tax Reform	126.1
Excess tax benefits from stock compensation [4]	0.1	(1.7)
Tax settlements and expiration of statute of limitations [5]	—	(3.8)	(1.1)	(1.5)
Other—net	1.5	(0.8)	(3.5)	(3.2)

Effective tax rate	168.5%	8.3%	23.5%	28.4%

1.	See Notes 3 and 4 for additional information.
2.	Includes a net tax benefit of $261 million related to an internal legal entity restructuring associated with the Intended Business Separations.
3.

Principally reflects the impact of foreign exchange gains and losses on net monetary assets for which no corresponding tax impact is realized. Further information about the company’s foreign currency hedging program is included in Note 6 and Note 18 under the heading Foreign Currency Risk.

4.

Reflects the impact of the adoption of Accounting Standards Update (“ASU”) 2016-09, which resulted in the recognition of excess tax benefits related to equity compensation in the (benefit from) provision for income taxes on continuing operations. See Note 2 for additional information.

5.	The period January 1 through August 31, 2017 includes a tax benefit of $53 million for accrued interest reversals (recorded in sundry income—net).

Deferred Tax Balances at December 31	2017 (Successor)		2016 (Predecessor)
(In millions)	Assets	Liabilities	Assets	Liabilities
Property	$—	$1,160	$—	$742
Tax loss and credit carryforwards	1,690	—	1,808	—
Accrued employee benefits	1,988	68	4,529	410
Other accruals and reserves	333	39	617	222
Intangibles	284	6,286	210	1,345
Inventory	130	597	163	138
Long-term debt	109	—	—	—
Investments	23	453	126	230
Unrealized exchange gains/losses	—	71	—	346
Other—net	260	121	257	86

Subtotal	$4,817	$8,795	$7,710	$3,519
Valuation allowances	(1,378)	—	(1,308)	—

Total	$3,439	$8,795	$6,402	$3,519

Net Deferred Tax (Liability) Asset	$(5,356)		$2,883

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Operating Loss and Tax Credit Carryforwards	Deferred Tax Asset
(In millions)	2017 (Successor)	2016 (Predecessor)
Operating loss carryforwards
Expire within 5 years	$42	$41
Expire after 5 years or indefinite expiration	1,483	1,482

Total operating loss carryforwards	$1,525	$1,523

Tax credit carryforwards
Expire within 5 years	$10	$10
Expire after 5 years or indefinite expiration	155	275

Total tax credit carryforwards	$165	$285

Total Operating Loss and Tax Credit Carryforwards	$1,690	$1,808

Total Gross Unrecognized Tax Benefits	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	Year Ended 2016	Year Ended 2015
Total unrecognized tax benefits as of beginning of period	$436	$348	$558	$735
Decreases related to positions taken on items from prior years	(2)	(19)	(41)	(98)
Increases related to positions taken on items from prior years	9	3	32	13
Increases related to positions taken in the current year	19	19	32	32
Settlement of uncertain tax positions with tax authorities	1	(6)	(205)	(58)
Decreases due to expiration of statutes of limitations	(5)	(81)	(30)	(30)
Exchange loss (gain)	1	1	2	(36)

Total unrecognized tax benefits as of end of period	$459	$265	$348	$558

Total unrecognized tax benefits that, if recognized, would impact the effective tax rate	$76	$188	$253	$386
Total amount of interest and penalties (benefit) recognized in Provision for income taxes on continuing operations	$1	$(27)	$10	$(14)
Total accrual for interest and penalties associated with unrecognized tax benefits	$25	$22	$71	$88

Each year the company files hundreds of tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by the company. As a result, there is an uncertainty in income taxes recognized in the company’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. It is reasonably possible that changes to the company’s global unrecognized tax benefits could be significant; however, due to the uncertainty regarding the timing of completion of audits and possible outcomes, a current estimate of the range of increases or decreases that may occur within the next twelve months cannot be made.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Tax years that remain subject to examination for the company’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at Dec 31,	Earliest Open Year
Jurisdiction
Brazil	2012
Canada	2011
China	2014
Denmark	2003
Germany	2006
India	2001
The Netherlands	2014
Switzerland	2012
United States:
Federal income tax	2012
State and local income tax	2004

Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently invested amounted to $15,408 million at December 31, 2017, $17,380 million at December 31, 2016 and $16,053 million at December 31, 2015. The Act imposed U.S. tax on all foreign unrepatriated earnings. These undistributed earnings are still subject to certain taxes upon repatriation, primarily foreign withholding taxes. It is not practicable to calculate the unrecognized deferred tax liability on undistributed earnings.

DuPont and its subsidiaries are included in DowDuPont’s consolidated federal income tax group and consolidated tax return. Generally, the consolidated tax liability of the DowDuPont U.S. tax group for each year will be apportioned among the members of the consolidated group based on each member’s separate taxable income. DuPont and Dow intend that to the extent Federal and/or State corporate income tax liabilities are reduced through the utilization of tax attributes of the other, settlement of any receivable and payable generated from the use of the other party’s sub-group attributes will be in accordance with a tax sharing agreement and/or tax matters agreement.

NOTE 8—EARNINGS PER SHARE OF COMMON STOCK

Upon completion of the Merger, each share of DuPont Common Stock was converted into the right to receive 1.2820 fully paid and non-assessable shares of DowDuPont Common Stock, in addition to cash in lieu of any fractional shares of DowDuPont Common Stock issued and therefore earnings per share of common stock information is not presented for the Successor period.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Set forth below is a reconciliation of the numerator and denominator for basic and diluted earnings per share calculations for the Predecessor periods indicated below:

	Predecessor
(In millions, except share amounts)	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Numerator:
Income from continuing operations after income taxes attributable to DuPont	$1,624	$2,072	$1,443
Preferred dividends	(7)	(10)	(10)

Income from continuing operations after income taxes available to DuPont common stockholders	$1,617	$2,062	$1,433

Income from discontinued operations after income taxes available to DuPont common stockholders	117	441	510

Net income available to common stockholders	$1,734	$2,503	$1,943

Denominator:
Weighted-average number of common shares outstanding—Basic	867,888,000	872,560,000	893,992,000
Dilutive effect of the company’s employee compensation plans [1]	4,532,000	4,476,000	5,535,000

Weighted-average number of common shares outstanding—Diluted [1]	872,420,000	877,036,000	899,527,000

1.

Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

The following average number of stock options were antidilutive, and therefore not included in the dilutive earnings per share calculations:

	Predecessor
	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Average number of stock options	1,906	4,794,000	4,715,000

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

NOTE 9—ACCOUNTS AND NOTES RECEIVABLE, NET

	Successor	Predecessor
(In millions)	December 31, 2017	December 31, 2016
Accounts receivable—trade [1]	$3,777	$3,601
Notes receivable—trade [2]	199	206
Other [3]	1,263	1,152

Total accounts and notes receivable—net	$5,239	$4,959

1.

Accounts receivable—trade is net of allowances of $10 million at December 31, 2017 and $287 million at December 31, 2016. Allowances are equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions, and review of the current status of customers’ accounts.

2.

Notes receivable—trade primarily consists of receivables within the agriculture product line for deferred payment loan programs for the sale of seed products to customers. These loans have terms of one year or less and are primarily concentrated in North America. The company maintains a rigid pre-approval process for extending credit to customers in order to manage overall risk and exposure associated with credit losses. As of December 31, 2017 and 2016, there were no significant past due notes receivable, nor were there any significant impairments related to current loan agreements.

3.

Other includes receivables in relation to fair value of derivative instruments, indemnification assets, value added tax, general sales tax and other taxes. No individual group represents more than ten percent of total receivables.

Accounts and notes receivable are carried at amounts that approximate fair value.

NOTE 10—INVENTORIES

	Successor	Predecessor
(In millions)	December 31, 2017	December 31, 2016
Finished products	$4,500	$2,961
Semi-finished products	2,769	1,877
Raw materials	371	292
Stores and supplies	447	398

Total	$8,087	$5,528

Adjustment of inventories to a LIFO basis	546	(178)

Total inventories	$8,633	$5,350

As a result of the Merger, a fair value step-up of $3,842 million was recorded for inventories. Of this amount, $1,434 million has been recognized in costs of goods sold within loss from continuing operations for the period September 1, 2017 through December 31, 2017. See Note 3 for additional information regarding the Merger.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

NOTE 11—PROPERTY, PLANT AND EQUIPMENT

	Successor	Predecessor
(In millions)	December 31, 2017	December 31, 2016
Land and land improvements	$913	$501
Buildings	2,747	4,224
Machinery and equipment	8,104	16,909
Construction in progress	1,114	1,381

Total property, plant and equipment	12,878	23,015

Accumulated depreciation	(443)	(14,164)

Total property, plant and equipment—net	$12,435	$8,851

As a result of the Merger, a fair value step-up of $3,200 million was recorded for property, plant and equipment. See Note 3 for additional information regarding the Merger.

Buildings, machinery and equipment and land improvements are depreciated over useful lives on a straight-line basis ranging from 1 to 25 years. Capitalizable costs associated with computer software for internal use are amortized on a straight-line basis over 1 to 8 years.

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Depreciation expense	$426	$589	$907	$948

NOTE 12—GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes changes in the carrying amount of goodwill for the period September 1 through December 31, 2017 , the period January 1 through August 31, 2017 , and the year ended December 31, 2016:

(In millions)
Balance as of December 31, 2015 ( Predecessor)	$4,238
Currency Translation Adjustment	(68)
Other Goodwill Adjustments and Acquisitions	(1)

Balance as of December 31, 2016 ( Predecessor)	4,169
Currency Translation Adjustment	176
Other Goodwill Adjustments and Acquisitions	198

Balance as of August 31, 2017 ( Predecessor)	$4,543

Balance at September 1, 2017 ( Successor)	$45,105
Currency Translation Adjustment	(234)
Goodwill Recognized for H&N Acquisition	718

Balance as of December 31, 2017 ( Successor)	$45,589

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

In 2017 and 2016, the company performed impairment tests for goodwill and determined that no goodwill impairments existed.

Other Intangible Assets

The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	Successor			Predecessor
(In millions)	December 31, 2017			December 31, 2016
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization (Definite-lived):
Customer-related	$9,502	$(186)	$9,316	$1,574	$(586)	$988
Developed technology	4,364	(144)	4,220	1,410	(838)	572
Trademarks/trade names	1,117	(26)	1,091	53	(15)	38
Favorable supply contracts [1]	495	(17)	478
Microbial cell factories [2]	397	(6)	391
Other [3]	459	(10)	449	171	(82)	89

Total other intangible assets with finite lives	16,334	(389)	15,945	3,208	(1,521)	1,687

Intangible assets not subject to amortization (Indefinite-lived):
In-process research and development (“IPR&D”)	660	—	660	73	—	73
Microbial cell factories [2]				306	—	306
Germplasm [4]	6,265	—	6,265	1,053	—	1,053
Trademarks / trade names	4,856	—	4,856	545	—	545

Total other intangible assets	11,781	—	11,781	1,977	—	1,977

Total	$28,115	$(389)	$27,726	$5,185	$(1,521)	$3,664

1.

Upon closing and pursuant to the terms of the FMC Transaction Agreement, DuPont entered into favorable supply contracts with FMC. DuPont recorded these contracts as intangible assets recognized at the fair value of off-market contracts. Refer to Notes 3 and 4 for additional information.

2.

Microbial cell factories, derived from natural microbes, are used to sustainably produce enzymes, peptides and chemicals using natural metabolic processes. The company recognized the microbial cell factories as intangible assets upon the acquisition of Danisco. As a result of the valuation as part of the Merger, it was determined that this intangible asset now has a definite life and therefore it has been moved from indefinite-lived to definite-lived as of September 1, 2017.

3.	Primarily consists of sales and farmer networks, marketing and manufacturing alliances and noncompetition agreements.
4.

Pioneer germplasm is the pool of genetic source material and body of knowledge gained from the development and delivery stage of plant breeding. The company recognized germplasm as an intangible asset upon the acquisition of Pioneer. This intangible asset is expected to contribute to cash flows beyond the foreseeable future and there are no legal, regulatory, contractual, or other factors which limit its useful life.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

In connection with the Merger, the company recorded $27,221 million of intangible assets, as shown in the table below, representing the preliminary fair values at the Merger date. See Note 3 for additional information regarding the Merger.

Intangible Assets (In millions)	Gross Carrying Amount	Weighted- average Amortization Period (years)
Intangible assets with finite lives:
Customer-related	$9,264	17
Developed technology	4,239	12
Trademarks/trade names	1,080	15
Microbial cell factories	400	23
Other	453	17

Total other intangible assets with finite lives	$15,436

Intangible assets with indefinite lives:
IPR&D	$660
Germplasm	6,263
Trademarks/trade names	4,862

Total intangible assets	$27,221

The aggregate pre-tax amortization expense from continuing operations for definite-lived intangible assets was $389 million for the period September 1 through December 31, 2017 and $139 million for the period January 1 through August 31, 2017. The aggregate pre-tax amortization expense from continuing operations for definite-lived intangible assets was $319 million and $362 million for 2016 and 2015, respectively.

Total estimated amortization expense for the next five fiscal years is as follows:

(In millions)
2018	$1,266
2019	$1,254
2020	$1,244
2021	$1,228
2022	$1,221

NOTE 13—SHORT-TERM BORROWINGS, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES

The following tables summarize the company’s short-term borrowings and capital lease obligations and long-term debt:

Short-term borrowings and capital lease obligations	Successor	Predecessor
(In millions)	December 31, 2017	December 31, 2016
Commercial paper	$1,436	$386
Other loans—various currencies	28	39
Long-term debt payable within one year	1,315	4

Total short-term borrowings and capital lease obligations	$2,779	$429

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The estimated fair value of the company’s short-term borrowings, including interest rate financial instruments, was determined using Level 2 inputs within the fair value hierarchy, as described in Note 1 and Note 19. Based on quoted market prices for the same or similar issues, or on current rates offered to the company for debt of the same remaining maturities, the fair value of the company’s short-term borrowings and capital lease obligations was $2,780 million and $430 million at December 31, 2017 and 2016, respectively.

The weighted-average interest rate on short-term borrowings outstanding at December 31, 2017 and 2016 was 1.8 percent and 2.2 percent , respectively. The decrease in the interest rate for 2017 was primarily due to lower effective interest on long-term debt payable within one year.

Long Term Debt	Successor [1]		Predecessor
	December 31, 2017		December 31, 2016
(In millions)	Amount	Weighted Average Rate	Amount
Promissory notes and debentures:
Final maturity 2018	$1,280	1.59%	$1,290
Final maturity 2019	521	2.23%	500
Final maturity 2020	3,070	1.79%	999
Final maturity 2021	1,580	2.07%	1,498
Final maturity 2023 and thereafter	3,492	3.32%	3,188
Other facilities:
Term loan due 2019	1,500	2.35%	500
Other loans	18	4.32%	22
Foreign currency loans, various rates and maturities	30	2.85%	29
Medium-term notes, varying maturities through 2043	110	1.22%	111
Capital lease obligations	5		9
Less: Unamortized debt discount and issuance costs	—		35
Less: Long-term debt due within one year	1,315		4

Total	$10,291		$8,107

1.	The Successor period includes the reflection of debt at fair value at the date of the Merger. See Note 3 for additional information regarding the Merger.

Principal payments of long-term debt for the next five years are as follows:

Maturities of Long-Term Debt For Next Five Years [1] (In millions)
2018	$1,286
2019	$2,005
2020	$3,005
2021	$1,505
2022	$2

1.	Excludes unamortized debt step-up premium.

The estimated fair value of the company’s long-term borrowings, was determined using Level 2 inputs within the fair value hierarchy, as described in Note 1 and Note 19. Based on quoted market prices for the same or similar issues, or on current rates offered to the company for debt of the same remaining maturities, the fair value of the company’s long-term borrowings, not including long-term debt due within one year, was $10,250 million and $8,460 million at December 31, 2017 and 2016, respectively.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Available Committed Credit Facilities

The following table summarizes the company’s credit facilities:

Committed and Available Credit Facilities at December 31, 2017 (Successor)
(In millions)	Effective Date	Committed Credit	Credit Available	Maturity Date	Interest
Revolving Credit Facility	March 2016	$3,000	$2,950	May 2019	Floating Rate
Term Loan Facility	March 2016	4,500	3,000	March 2019	Floating Rate

Total Committed and Available Credit Facilities		$7,500	$5,950

Debt Offering

In May 2017, the company completed an underwritten public offering of $1,250 million of the company’s 2.20 percent Notes due 2020 and $750 million of the company’s Floating Rate Notes due 2020 (the “May 2017 Debt Offering”). The proceeds of this offering were used to make a discretionary pension contribution to the company’s principal U.S. pension plan. See Note 16 for further discussion regarding this contribution.

Term Loan Facility

In March 2016, the company entered into a credit agreement that provides for a three -year, senior unsecured term loan facility in the aggregate principal amount of $4,500 million (the “Term Loan Facility”) under which DuPont may make up to seven term loan borrowings and amounts repaid or prepaid are not available for subsequent borrowings. The facility was amended in 2017 to extend the date on which the commitment to lend terminates to July 27, 2018. The proceeds from the borrowings under the Term Loan Facility will be used for the company’s general corporate purposes including debt repayment, working capital and funding a portion of DowDuPont’s costs and expenses. The Term Loan Facility matures in March 2019 at which time all outstanding borrowings, including accrued but unpaid interest, become immediately due and payable. As of December 31, 2017, the company had made three term loan borrowings in an aggregate principal amount of $1,500 million and had unused commitments of $3,000 million under the Term Loan Facility.

Uncommitted Credit Facilities and Outstanding Letters of Credit

Unused bank credit lines on uncommitted credit facilities were approximately $731 million at December 31, 2017. These lines are available to support short-term liquidity needs and general corporate purposes including letters of credit. Outstanding letters of credit were $177 million at December 31, 2017. These letters of credit support commitments made in the ordinary course of business.

NOTE 14—COMMITMENTS AND CONTINGENT LIABILITIES

Guarantees

Indemnifications

In connection with acquisitions and divestitures as of December 31, 2017, the company has indemnified respective parties against certain liabilities that may arise in connection with these transactions and business activities prior to the completion of the transactions. The term of these indemnifications, which typically pertain to environmental, tax and product liabilities, is generally indefinite. In addition, the company indemnifies its duly elected or appointed directors and officers to the fullest extent permitted by Delaware law, against liabilities

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

incurred as a result of their activities for the company, such as adverse judgments relating to litigation matters. If the indemnified party were to incur a liability or have a liability increase as a result of a successful claim, pursuant to the terms of the indemnification, the company would be required to reimburse the indemnified party. The maximum amount of potential future payments is generally unlimited.

Obligations for Equity Affiliates & Others

The company has directly guaranteed various debt obligations under agreements with third parties related to equity affiliates, customers and suppliers. At December 31, 2017 and December 31, 2016, the company had directly guaranteed $297 million and $388 million, respectively, of such obligations. These amounts represent the maximum potential amount of future (undiscounted) payments that the company could be required to make under the guarantees. The company would be required to perform on these guarantees in the event of default by the guaranteed party.

The company assesses the payment/performance risk by assigning default rates based on the duration of the guarantees. These default rates are assigned based on the external credit rating of the counterparty or through internal credit analysis and historical default history for counterparties that do not have published credit ratings. For counterparties without an external rating or available credit history, a cumulative average default rate is used.

In certain cases, the company has recourse to assets held as collateral, as well as personal guarantees from customers and suppliers. Assuming liquidation, these assets are estimated to cover approximately 23 percent of the $89 million of guaranteed obligations of customers and suppliers. Set forth below are the company’s guaranteed obligations at December 31, 2017.

The following tables provide a summary of the final expiration and maximum future payments for each type of guarantee:

Guarantees at December 31, 2017 (Successor) (In millions)	Final Expiration	Maximum Future Payments
Obligations for customers and suppliers [1]:
Bank borrowings	2022	$89
Obligations for non-consolidated affiliates [2]:
Bank borrowings	2018	161
Obligations for Chemours [3]:
Chemours’ purchase obligations	2018	10
Residual value guarantees [4]	2029	37

Total guarantees		$297

1.	Existing guarantees for customers and suppliers, as part of contractual agreements.
2.	Existing guarantees for non-consolidated affiliates’ liquidity needs in normal operations.
3.	Guarantee for Chemours’ raw material purchase obligations under agreement with third party supplier.
4.

The company provides guarantees related to leased assets specifying the residual value that will be available to the lessor at lease termination through sale of the assets to the lessee or third parties.

Operating Leases

The company uses various leased facilities and equipment in its operations. The terms for these leased assets vary depending on the lease agreement.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Future minimum lease payments (including residual value guarantee amounts) under non-cancelable operating leases are $264 million, $190 million, $137 million, $104 million and $81 million for the years 2018, 2019, 2020, 2021 and 2022, respectively, and $268 million for subsequent years and are not reduced by non-cancelable minimum sublease rentals due in the future in the amount of $3 million. Net rental expense under operating leases was $105 million, $179 million, $242 million and $266 million for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017, and for the years ended December 31, 2016 and 2015, respectively.

Litigation

The company is subject to various legal proceedings arising out of the normal course of its current and former business operations, including product liability, intellectual property, commercial, environmental and antitrust lawsuits. It is not possible to predict the outcome of these various proceedings. Although considerable uncertainty exists, management does not anticipate that the ultimate disposition of these matters will have a material adverse effect on the company’s results of operations, consolidated financial position or liquidity. However, the ultimate liabilities could be material to results of operations in the period recognized.

PFOA

DuPont used PFOA (collectively, perfluorooctanoic acids and its salts, including the ammonium salt), as a processing aid to manufacture some fluoropolymer resins at various sites around the world including its Washington Works’ plant in West Virginia. Pursuant to the Separation Agreement discussed in Note 4, the company is indemnified by Chemours for the PFOA matters discussed below and has recorded a total indemnification asset of $15 million.

U.S. Environmental Protection Agency (“EPA”) and New Jersey department of Environmental Protection (“NJDEP”)

DuPont is obligated under agreements with EPA, including a 2009 consent decree to which Chemours was added in 2017, and has made voluntary commitments to NJDEP. These obligations and voluntary commitments include surveying, sampling and testing drinking water in and around certain company sites and offering treatment or an alternative supply of drinking water if tests indicate the presence of PFOA in drinking water at or greater than the national health advisory level established from time to time by the EPA. At December 31, 2017, the company had an accrual of $15 million related to these obligations and voluntary commitments. The company recorded an indemnification asset corresponding to the accrual balance at December 31, 2017.

Leach v. DuPont

In August 2001, a class action, captioned Leach v. DuPont, was filed in West Virginia state court alleging that residents living near the Washington Works facility had suffered, or may suffer, deleterious health effects from exposure to PFOA in drinking water. A settlement was reached in 2004 that binds approximately 80,000 residents, (the “Leach Settlement”.) In addition to paying $23 million to plaintiff’s attorneys for fees and expenses and $70 million to fund a community health project, the company is obligated to fund up to $235 million for a medical monitoring program for eligible class members and to pay administrative costs and fees associated with the program. In January 2012, the company put $1 million into an escrow account to fund medical monitoring as required by the settlement agreement. As of December 31, 2017, less than $1 million has been disbursed from the account. The company also must continue to provide water treatment designed to reduce the level of PFOA in water to six area water districts, including the Little Hocking Water Association, and private well users. While it is probable that the company will incur liabilities related to funding the medical monitoring program and providing water treatment, the company does not expect any such liabilities to be material.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Under the Leach Settlement, the company funded a series of health studies which were completed in October 2012 by an independent science panel of experts (the “C8 Science Panel”.) The C8 Science Panel found probable links, as defined in the Leach Settlement, between exposure to PFOA and pregnancy-induced hypertension, including preeclampsia; kidney cancer; testicular cancer; thyroid disease; ulcerative colitis; and diagnosed high cholesterol.

Multi-District Litigation

Leach class members may pursue personal injury claims against DuPont only for the six human diseases for which the C8 Science Panel determined a probable link exists. Following the Leach Settlement, approximately 3,550 lawsuits alleging personal injury claims were filed in various federal and state courts in Ohio and West Virginia. These lawsuits are consolidated in multi-district litigation (“MDL”) in the U.S. District Court for the Southern District of Ohio.

In the first quarter of 2017, the MDL was settled for $670.7 million in cash (the “MDL Settlement”), half of which was to be paid by Chemours and half paid by DuPont. At December 31, 2017, all payments under the settlement agreement have been made by both companies. DuPont’s payment is not subject to indemnification or reimbursement by Chemours. In exchange for that payment, DuPont and Chemours receive releases of all claims by the settling plaintiffs. The MDL Settlement was entered into solely by way of compromise and settlement and is not in any way an admission of liability or fault by DuPont or Chemours. All of the MDL plaintiffs participated and resolved their claims within the MDL Settlement.

New Items

At December 31, 2017, five lawsuits had been filed against the company in West Virginia and four in Ohio alleging personal injury from exposure to PFOA in drinking water.

In addition, three lawsuits are pending in federal court in New York on behalf of five individuals who are residents of Hoosick Falls, New York. The plaintiffs claim personal injuries, including kidney cancer, thyroid disease and ulcerative colitis, from alleged exposure to PFOA discharged into the air and water from nearby manufacturing facilities owned and operated by defendant third parties. Plaintiffs claim that PFOA used at the facilities was purchased from or manufactured by the company and co-defendant, 3M Company. An action is pending in Alabama state court filed by a municipal water utility. The plaintiff alleges contamination from wastewater from defendant carpet manufacturers’ operations using perfluorinated chemicals and compounds, including PFOA, (“PFCs”). Plaintiff alleges that the PFCs used in defendant manufacturers’ operations were supplied by the company and co-defendant 3M Company.

While it is reasonably possible that the company could incur liabilities related to these actions, it does not expect any such liabilities would be material. Chemours is defending and indemnifying the company in these matters in accordance with the amendment to the Separation Agreement discussed below.

Amendment to Separation Agreement

Concurrent with the MDL Settlement, DuPont and Chemours amended the Separation Agreement to provide for a limited sharing of potential future PFOA liabilities (i.e., indemnifiable losses, as defined in the Separation Agreement) for a period of five years beginning July 6, 2017. During that five-year period, Chemours will annually pay future PFOA liabilities up to $25 million and, if such amount is exceeded, DuPont would pay any excess amount up to the next $25 million (which payment will not be subject to indemnification by Chemours), with Chemours annually bearing any further excess liabilities. After the five-year period, this limited sharing

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

agreement will expire, and Chemours’ indemnification obligations under the Separation Agreement will continue unchanged. There have been no charges incurred by DuPont under this arrangement through December 31, 2017. Chemours has also agreed that it will not contest its liability to DuPont under the Separation Agreement for PFOA liabilities on the basis of ostensible defenses generally applicable to the indemnification provisions under the Separation Agreement, including defenses relating to punitive damages, fines or penalties or attorneys’ fees, and waives any such defenses with respect to PFOA liabilities. Chemours has, however, retained defenses as to whether any particular PFOA claim is within the scope of the indemnification provisions of the Separation Agreement.

It is possible that new lawsuits could be filed against DuPont related to PFOA that may not be within the scope of the MDL Settlement. Any such new litigation would be subject to indemnification by Chemours under the Separation Agreement, as amended.

Fayetteville Works Facility, North Carolina

Prior to the separation of Chemours, the company introduced GenX as a polymerization processing aid and a replacement for PFOA at the Fayetteville Works facility. The facility is now owned and operated by Chemours which continues to manufacture and use GenX. Chemours is responding to ongoing inquiries and investigations from federal, state and local investigators, regulators and other governmental authorities as well as inquiries from the media and local community stakeholders. These inquiries and investigations involve the discharge of GenX and certain similar compounds from the Chemours’ facility at Fayetteville Works into the Cape Fear River in Bladen County, North Carolina.

In August 2017, the U.S. Attorney’s Office for the Eastern District of North Carolina served the company with a subpoena for testimony and the production of documents to a grand jury. In the fourth quarter 2017, DuPont was served with additional subpoenas relating to the same issue. The subpoenas seek documents and testimony related to alleged discharges of PFOA and/or GenX from the Fayetteville Works facility into the Cape Fear River. It is possible that these ongoing inquiries and investigations, including the grand jury subpoena, could result in penalties or sanctions, or that additional litigation will be instituted against Chemours and/or the company.

At December 31, 2017, several actions, filed on behalf of putative classes of property owners and residents in areas near or who draw drinking water from the Cape Fear River, are pending in federal court against Chemours, the company and one also names DowDuPont. These actions relate to the alleged discharge of certain perflourinated chemicals into the river from the operations and wastewater treatment at the Fayetteville Works facility. The three purported class actions, filed in the fourth quarter 2017 and now consolidated into a single purported class action, seek various relief including medical monitoring, property damages and injunctive relief. Separate actions pending at December 31, 2017 were filed by the Cape Fear Public Utility Authority and Brunswick County, NC seeking actual and punitive damages as well as injunctive relief. These actions have since been consolidated and two additional North Carolina water authorities have joined the action. Management believes the probability of loss with respect to these actions is remote.

The company has an indemnification claim against Chemours with respect to current and future inquiries and claims, including lawsuits, related to the foregoing. At December 31, 2017, Chemours is defending and indemnifying the company in the pending civil actions.

Environmental

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. At

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

December 31, 2017, the company had accrued obligations of $433 million for probable environmental remediation and restoration costs, including $67 million for the remediation of Superfund sites. These obligations are included in “Accrued and other current liabilities” and “Other noncurrent obligations” in the Consolidated Balance Sheets. This is management’s best estimate of the costs for remediation and restoration with respect to environmental matters for which the company has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to $920 million above the amount accrued at December 31, 2017. Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on the company’s results of operations, financial condition and cash flows. It is the opinion of the company’s management, however, that the possibility is remote that costs in excess of the range disclosed will have a material impact on the company’s results of operations, financial condition or cash flows. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies for handling site remediation and restoration. At December 31, 2016, the company had accrued obligations of $457 million for probable environmental remediation and restoration costs, including $50 million for the remediation of Superfund sites.

Pursuant to the DuPont and Chemours Separation Agreement, the company is indemnified by Chemours for certain environmental matters, included in the liability of $433 million, that have an estimated liability of $242 million as of December 31, 2017, and a potential exposure that ranges up to approximately $430 million above the amount accrued. As such, the company has recorded an indemnification asset of $242 million corresponding to the company’s accrual balance related to these matters at December 31, 2017, including $47 million related to the Superfund sites.

NOTE 15—STOCKHOLDERS’ EQUITY

Share Repurchase Program

2015 Share Buyback Plan

In the first quarter 2015, DuPont announced its intention to buy back shares of about $4,000 million using the distribution proceeds received from Chemours. In connection with the completion of the spin-off of Chemours, the Board of Directors authorized the use of the distribution proceeds to buy back shares of the company’s common stock as follows: $2,000 million to be purchased and retired by December 31, 2015, which was completed during 2015, with the remainder to be purchased and retired by December 31, 2016. There were no share repurchases under this plan in the first and second quarters of 2016. The company had limited opportunity to repurchase shares in 2016, primarily due to the planned merger with Dow. However, during the second half of 2016, the company purchased and retired 13.2 million shares in the open market for a total cost of $916 million. As of December 31, 2016, in aggregate, the company paid $2,916 million and received and retired 48.2 million shares. The authorization under this buyback program expired as of January 1, 2017.

2014 Share Buyback Plan

In January 2014, the company’s Board of Directors authorized a $5,000 million share buyback plan that replaced the 2011 plan. During 2015, the company repurchased and retired 4.6 million shares in the open market for a total cost of $353 million . There were no share repurchases under this plan during 2016 and 2017. The authorization under this buyback program expired upon Merger. As of August 31, 2017, in aggregate, the company purchased 34.7 million shares at a total cost of $2,353 million under the plan.

Treasury Stock

Immediately prior to the closing of the Merger Transaction, all 87 million shares of DuPont common stock that were held in treasury were automatically canceled and retired for no consideration. Common stock held in

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

treasury was recorded at cost. When retired, the excess of the cost of treasury stock over its par value was allocated between retained earnings ( $5,657 million ) and additional paid-in capital ( $1,044 million ).

Set forth below is a reconciliation of common stock share activity for the years ended December 31, 2017 , 2016 and 2015 :

Shares of common stock	Issued	Held In Treasury
Balance January 1, 2015 (Predecessor)	992,020,000	(87,041,000)
Issued	5,932,000	—
Repurchased	—	(39,564,000)
Retired	(39,564,000)	39,564,000

Balance December 31, 2015 (Predecessor)	958,388,000	(87,041,000)
Issued	4,808,000	—
Repurchased	—	(13,152,000)
Retired	(13,152,000)	13,152,000

Balance December 31, 2016 (Predecessor)	950,044,000	(87,041,000)
Issued	5,335,000	—
Retired	(87,041,000)	87,041,000

Balance August 31, 2017 (Predecessor)	868,338,000	—

Balance September 1 and December 31, 2017 (Successor) [1]	100	—

1.	All of the company’s issued and outstanding common stock at September 1, 2017 is held by the DowDuPont Inc.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Other Comprehensive Income (Loss)

The changes and after-tax balances of components comprising accumulated other comprehensive loss are summarized below:

(In millions)	Cumulative Translation Adjustment [1]	Derivative Instruments	Pension Benefit Plans [2]	Other Benefit Plans	Unrealized Gain (Loss) on Investments	Total
2015
Balance January 1, 2015 (Predecessor)	$(919)	$(6)	$(7,895)	$262	$2	$(8,556)
Other comprehensive (loss) income before reclassifications	(1,605)	(25)	39	3	(17)	(1,605)
Amounts reclassified from accumulated other comprehensive income (loss)	—	7	535	(243)	(2)	297

Net other comprehensive (loss) income	(1,605)	(18)	574	(240)	(19)	(1,308)

Spin-off of Chemours	$191	$—	$278	$—	$(1)	$468

Balance December 31, 2015 (Predecessor)	$(2,333)	$(24)	$(7,043)	$22	$(18)	$(9,396)

2016
Other comprehensive (loss) income before reclassifications	(510)	20	(271)	(81)	(8)	(850)
Amounts reclassified from accumulated other comprehensive income (loss)	—	11	594	(298)	28	335

Net other comprehensive (loss) income	(510)	31	323	(379)	20	(515)

Balance December 31, 2016 (Predecessor)	$(2,843)	$7	$(6,720)	$(357)	$2	$(9,911)

2017
Other comprehensive income (loss) before reclassifications	1,042	3	(78)	—	1	968
Amounts reclassified from accumulated other comprehensive income (loss)	—	(13)	325	10	(1)	321

Net other comprehensive income (loss)	1,042	(10)	247	10	—	1,289

Balance August 31, 2017 (Predecessor)	$(1,801)	$(3)	$(6,473)	$(347)	$2	$(8,622)

Balance September 1, 2017 (Successor) [3]	$—	$—	$—	$—	$—	$—
Other comprehensive income (loss) before reclassifications	(454)	(2)	128	(53)	—	(381)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—	—	—	—

Net other comprehensive (loss) income	(454)	(2)	128	(53)	—	(381)

Balance December 31, 2017 (Successor)	$(454)	$(2)	$128	$(53)	$—	$(381)

1.

The cumulative translation adjustment loss for the period September 1 through December 31, 2017 is primarily driven by the strengthening of the U.S dollar (USD) against the European Euro (EUR) and the Brazilian real (BRL). The cumulative translation adjustment gain for the period January 1 through August 31, 2017 is primarily driven by the weakening of the USD against the EUR. The currency translation loss for the year ended December 31, 2016 is primarily driven by the strengthening of the USD against the EUR partially offset by the weakening of the USD against the BRL. The currency translation loss for the year ended December 31, 2015 is driven by the strengthening USD against primarily the EUR and BRL.

2.

The Pension Benefit Plans loss recognized in other comprehensive (loss) income during the year ended December 31, 2016 includes the impact of the remeasurement of the principal U.S. pension plan as of June 30, 2016. See Note 16 for additional information.

3.

In connection with the Merger, balances in accumulated other comprehensive loss at Merger Effectiveness Time were eliminated as a result of reflecting the balance sheet at fair value as of the date of the Merger. See Note 3 and 16 for further information regarding the Merger and pension and OPEB plans, respectively.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The tax (expense) benefit on the net activity related to each component of other comprehensive income (loss) were as follows:

	Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Derivative instruments	$1	$6	$(19)	$7
Pension benefit plans—net	(37)	(145)	(163)	(317)
Other benefit plans—net	15	(5)	194	135

(Provision for) benefit from income taxes related to other comprehensive income (loss) items	$(21)	$(144)	$12	$(175)

A summary of the reclassifications out of accumulated other comprehensive loss is provided as follows:

	Successor	Predecessor			Income Classification
(In millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Derivative Instruments:	$—	$(21)	$18	$12	(1)
Tax expense (benefit)	—	8	(7)	(5)	(2)

After-tax	$—	$(13)	$11	$7

Amortization of pension benefit plans:
Prior service benefit	—	(3)	(6)	(9)	(3)
Actuarial losses	—	506	822	768	(3)
Curtailment gain (loss)	—	—	40	(6)	(3)
Settlement loss	—	—	62	76	(3)

Total before tax	$—	$503	$918	$829
Tax benefit	—	(178)	(324)	(294)	(2)

After-tax	$—	$325	$594	$535

Amortization of other benefit plans:
Prior service benefit	—	(46)	(134)	(182)	(3)
Actuarial losses	—	61	78	78	(3)
Curtailment gain	—	—	(392)	(274)	(3)

Total before tax	$—	$15	$(448)	$(378)
Tax (benefit) expense	—	(5)	150	135	(2)

After-tax	$—	$10	$(298)	$(243)

Net realized (losses) gains on investments, before tax:	—	(1)	28	(2)	(4)
Tax expense	—	—	—	—	(2)

After-tax	$—	$(1)	$28	$(2)

Total reclassifications for the period, after-tax	$—	$321	$335	$297

1.	Cost of goods sold.
2.	Provision for income taxes from continuing operations.
3.

These accumulated other comprehensive loss components are included in the computation of net periodic benefit cost of the company’s pension and other benefit plans. See Note 16 for additional information.

4.	Sundry income—net.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The tax benefit (expense) recorded in Stockholders’ Equity was $33 million and $(138) million for the years ended December 31, 2016 and 2015, respectively. Included in these amounts were tax benefits of $21 million and $37 million for the years ended December 31, 2016 and 2015, respectively, associated with stock compensation programs. The remainder consists of amounts recorded within other comprehensive loss as shown in the table above.

NOTE 16—PENSION PLANS AND OTHER POST EMPLOYMENT BENEFITS

The company offers various long-term benefits to its employees. Where permitted by applicable law, the company reserves the right to change, modify or discontinue the plans.

As a result of the Merger, the company re-measured its pension and OPEB plans. The remeasurement of the company’s pension and OPEB plans are included in the fair value measurement of DuPont’s assets and liabilities as a result of the application of purchase accounting in connection with the Merger. In addition, net losses and prior service benefits recognized in accumulated other comprehensive loss were eliminated. Dow and DuPont did not merge their pension plans and other post employment benefit plans as a result of the Merger. See Note 3 for details on the Merger.

Defined Benefit Pension Plans

The company has both funded and unfunded noncontributory defined benefit pension plans covering a majority of the U.S. employees and a number of other countries. The principal U.S. pension plan is the largest pension plan held by DuPont. Most employees hired on or after January 1, 2007 are not eligible to participate in the U.S. defined benefit pension plans. The benefits under these plans are based primarily on years of service and employees’ pay near retirement. In November 2016, the company announced that it will freeze the pay and service amounts used to calculate pension benefits for active employees who participate in the U.S. pension plans on November 30, 2018. Therefore, as of November 30, 2018, active employees participating in the U.S. pension plans will not accrue additional benefits for future service and eligible compensation received. These changes resulted in a $527 million decline in the projected benefit obligation, which is reflected in actuarial loss (gain) in the change in projected benefit obligations table on page 66, and recognition of a $25 million pre-tax curtailment gain during the fourth quarter of 2016. The decline in the projected benefit obligation is primarily due to the decrease in expected future compensation.

The company’s funding policy is consistent with the funding requirements of federal laws and regulations. Pension coverage for employees of the company’s non-U.S. consolidated subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded. The company did not make any contributions to its principal U.S. pension plan for the period September 1 through December 31, 2017. During the period January 1 through August 31, 2017, the company made total contributions of $2,900 million to its principal U.S. pension plan funded through the May 2017 Debt Offering; short-term borrowings, including commercial paper issuance; and cash flow from operations. See Note 13 for further discussion related to the May 2017 Debt Offering. The company contributed $230 million to the principal U.S. pension plan in 2016. No contributions were made to its principal U.S. pension plan in 2015. The company does not expect to make cash contributions to this plan in 2018.

The company made total contributions of $34 million, $67 million, $121 million and $164 million to its funded pension plans other than the principal U.S. pension plan for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017 and the years ended December 31, 2016 and 2015, respectively. Additionally, the company made total contributions of $34 million, $57 million, $184 million and $144 million

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

to its remaining plans with no plan assets for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017 and the years ended December 31, 2016 and 2015, respectively. DuPont expects to contribute approximately $200 million to its funded pension plans other than the principal U.S. pension plan and its remaining plans with no plan assets in 2018.

The company’s remeasurement of its pension plans at the Merger Effectiveness Time resulted in an increase in the underfunded status of $560 million. In connection with the remeasurement, the company updated the weighted average discount rate to 3.42 percent at August 31, 2017 from 3.80 percent as of December 31, 2016.

The workforce reductions in 2016 related to a 2016 global cost savings and restructuring plan triggered curtailments for certain of the company’s pension plans, including the principal U.S. pension plan. For the principal U.S. pension plan, the company recorded curtailment losses of $63 million during the year ended December 31, 2016. The curtailment losses were driven by the changes in the benefit obligation based on the demographics of the terminated positions partially offset by accelerated recognition of a portion of the prior service benefit.

In the fourth quarter 2016, about $550 million of lump-sum payments were made from the principal U.S. pension plan trust fund to a group of separated, vested plan participants who were extended a limited-time opportunity and voluntarily elected to receive their pension benefits in a single lump-sum payment. In the fourth quarter 2017, about $140 million of lump-sum payments were made from the principal U.S. pension plan trust fund under a similar program. Since the company recognizes pension settlements only when the lump-sum payments exceed the sum of the plan’s service and interest cost components of net periodic pension cost for the year, these lump-sum payments did not result in the recognition of a pension settlement charge.

The weighted-average assumptions used to determine pension plan obligations for all pension plans are summarized in the table below:

Weighted-Average Assumptions used to Determine Benefit Obligations	Successor	Predecessor
	December 31, 2017	December 31, 2016
Discount rate	3.37%	3.80%
Rate of increase in future compensation levels [1]	4.04%	3.80%

1.	The rate of compensation increase represents the single annual effective salary increase that an average plan participant would receive during the participant’s entire career at the company.

The weighted-average assumptions used to determine net periodic benefit costs for all pension plans are summarized in the two tables below:

Weighted-Average Assumptions used to Determine Net Periodic Benefit Cost	Successor	Predecessor
	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Discount rate	3.42%	3.80%	3.77%	3.93%
Rate of increase in future compensation levels	3.80%	3.80%	3.96%	4.01%
Expected long-term rate of return on plan assets	6.24%	7.66%	7.74%	8.10%

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The weighted-average assumptions used to determine net periodic benefit costs for U.S. plans are summarized in the table below:

Weighted- Average Assumptions used to Determine Net Periodic Benefit Cost	Successor	Predecessor
	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Discount rate	3.73%	4.16%	4.04%	4.29%
Rate of increase in future compensation levels	3.95%	3.95%	4.15%	4.20%
Expected long-term rate of return on plan assets	6.25%	8.00%	8.00%	8.50%

Other Post Employment Benefits

The company provides medical, dental and life insurance benefits to certain pensioners and survivors. The associated plans for retiree benefits are unfunded and the cost of the approved claims is paid from company funds. Essentially all of the cost and liabilities for these retiree benefit plans are attributable to the U.S. benefit plans. The non-Medicare eligible retiree medical plan is contributory with pensioners and survivors’ contributions adjusted annually to achieve a 50/50 target for sharing of cost increases between the company and pensioners and survivors. In addition, limits are applied to DuPont’s portion of the retiree medical cost coverage. For Medicare eligible pensioners and survivors, DuPont provides a company-funded Health Reimbursement Arrangement (HRA). In November 2016, the company announced that eligible employees who will be under the age of 50 as of November 30, 2018 will not receive post-retirement medical, dental and life insurance benefits. As a result of these changes, the company recognized a pre-tax curtailment gain of $357 million during the fourth quarter of 2016. Beginning January 1, 2015, eligible employees who retire on and after that date will receive the same life insurance benefit payment, regardless of employee’s age or pay. The majority of U.S. employees hired on or after January 1, 2007 are not eligible to participate in the post-retirement medical, dental and life insurance plans.

The company also provides disability benefits to employees. Employee disability benefit plans are insured in many countries. However, primarily in the U.S., such plans are generally self-insured. Obligations and expenses for self-insured plans are reflected in the change in projected benefit obligations table on page 66.

The company’s remeasurement of its OPEB plans at the Merger Effectiveness Time resulted in an increase in the benefit obligation of $41 million. In connection with the remeasurement, the company lowered the weighted average discount rate to 3.62 percent as of August 31, 2017 from 4.03 percent as of December 31, 2016.

As a result of the workforce reductions related to a 2016 global cost savings and restructuring plan, a curtailment was triggered for the company’s other post employment benefit plans. The company recorded curtailment gains of $35 million during the year ended December 31, 2016. The curtailment gains were driven by accelerated recognition of a portion of the prior service benefit partially offset by the change in the benefit obligation based on the demographics of the terminated positions.

The company’s OPEB plans are unfunded and the cost of the approved claims is paid from operating cash flows. Pre-tax cash requirements to cover actual net claims costs and related administrative expenses were $59 million, $166 million, $218 million, and $237 million for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017 and for the years ended December 31, 2016 and 2015, respectively. Changes in cash requirements reflect the net impact of higher per capita health care costs, demographic changes, plan amendments and changes in participant premiums, co-pays and deductibles. In 2018, the company expects to contribute about $250 million for its OPEB plans.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The weighted-average assumptions used to determine benefit obligations for OPEB plans are summarized in the table below:

Weighted-Average Assumptions used to Determine Benefit Obligations	Successor	Predecessor
	December 31, 2017	December 31, 2016
Discount rate	3.56%	4.03%

The weighted-average assumptions used to determine net periodic benefit costs for the OPEB plans are summarized in the two tables below:

Weighted-Average Assumptions used to Determine Net Periodic Benefit Cost	Successor	Predecessor
	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Discount rate	3.62%	4.03%	3.87%	4.13%

Assumed Health Care Cost Trend Rates	Successor	Predecessor
	December 31, 2017	December 31, 2016
Health care cost trend rate assumed for next year	6.40%	7.00%
Rate to which the cost trend rate is assumed to decline (the ultimate health care trend rate)	5.00%	5.00%
Year that the rate reached the ultimate health care cost trend rate	2023	2023

Assumed health care cost trend rates have a modest effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have an immaterial impact on service and interest cost and the postretirement benefit obligation.

Assumptions

Within the U.S., the company determines the expected long-term rate of return on plan assets by performing a detailed analysis of key economic and market factors driving historical returns for each asset class and formulating a projected return based on factors in the current environment. Factors considered include, but are not limited to, inflation, real economic growth, interest rate yield, interest rate spreads, and other valuation measures and market metrics. The expected long-term rate of return for each asset class is then weighted based on the strategic asset allocation approved by the governing body for each plan. The company’s historical experience with the pension fund asset performance is also considered. For non-U.S. plans, assumptions reflect economic assumptions applicable to each country.

Effective 2016, DuPont elected to adopt a spot rate approach to determine the discount rate utilized to measure the service cost and interest cost components of net periodic pension and other post employment benefit costs for its U.S. plans. Under the spot rate approach, the company calculates service costs and interest costs by applying individual spot rates from a yield curve (based on high-quality corporate bond yields) to the separate expected cash flows components of service cost and interest cost. Service cost and interest cost for all other plans are determined on the basis of the single equivalent discount rates derived in determining those plan obligations. The company changed to the new method to provide a more precise measure of interest and service costs for certain plans by improving the correlation between projected benefit cash flows and the discrete spot yield curves. The

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

company has accounted for this change as a change in accounting estimate and it was applied prospectively starting in 2016. For non-U.S. benefit plans, the company utilizes prevailing long-term high quality corporate bond indices to determine the discount rate applicable to each country at the measurement date.

The discount rates utilized to measure the pension and other post employment obligations are based on the yield on high-quality corporate fixed income investments at the measurement date. Future expected actuarially determined cash flows are individually discounted at the spot rates under Aon Hewitt AA_Above Median yield curve (based on high-quality corporate bond yields) to arrive at the plan’s obligations as of the measurement date. For non-U.S. benefit plans, the company utilizes prevailing long-term high quality corporate bond indices to determine the discount rate applicable to each country at the measurement date.

In October 2014, the U.S. Society of Actuaries (“SOA”) released final reports of new mortality tables and a mortality improvement scale for measurement of retirement program obligations in the U.S. The SOA publishes updated mortality improvement scales on an annual basis. The company has adopted the 2016 and 2017 SOA mortality improvement scale in measuring its U.S. pension and other postretirement obligations for the years ended December 31, 2016 and 2017, respectively. The effect of these adoptions is amortized into net periodic benefit cost for the years following the adoption.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Summarized information on the company’s pension and other post employment benefit plans is as follows:

Change in Projected Benefit Obligations, Plan Assets and Funded Status
	Defined Benefit Pension Plans			Other Post Employment Benefits
	Successor	Predecessor		Successor	Predecessor
(In millions)	For the Period September 1 through December 31, 2017 [1]	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Period September 1 through December 31, 2017 [1]	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016
Change in benefit obligations:
Benefit obligation at beginning of the period	$26,036	$24,831	$26,094	$2,772	$2,829	$2,758
Service cost	49	92	174	3	6	11
Interest cost	247	524	800	26	60	87
Plan participants’ contributions	6	8	18	12	26	36
Actuarial (gain) loss	(23)	—	460	68	—	153
Benefits paid [2]	(730)	(1,118)	(2,374)	(71)	(192)	(254)
Plan amendments	—	—	—	—	—	(28)
Net effects of acquisitions / divestitures / other	22	—	7	—	—	65
Effect of foreign exchange rates	(57)	429	(348)	—	2	1

Benefit obligations at end of the period	$25,550	$24,766	$24,831	$2,810	$2,731	$2,829

Change in plan assets:
Fair value of plan assets at beginning of the period	$20,395	$16,656	$17,497	$—	$—	$—
Actual return on plan assets	549	846	1,219	—	—	—
Employer contributions	68	3,024	535	59	166	218
Plan participants’ contributions	6	8	18	12	26	36
Benefits paid [2]	(730)	(1,118)	(2,374)	(71)	(192)	(254)
Net effects of acquisitions / divestitures / other	29	—	—	—	—	—
Effect of foreign exchange rates	(33)	269	(239)	—	—	—

Fair value of plan assets at end of the period	$20,284	$19,685	$16,656	$—	$—	$—

Funded status
U.S. plan with plan assets	$(3,628)	$(3,277)	$(6,391)	$—	$—	$—
Non-U.S. plans with plan assets	(447)	(609)	(674)	—	—	—
All other plans [3,4]	(1,191)	(1,187)	(1,102)	(2,810)	(2,731)	(2,829)
Plans of discontinued operations	—	(8)	(8)	—	—	—

Funded status at end of the period	$(5,266)	$(5,081)	$(8,175)	$(2,810)	$(2,731)	$(2,829)

1.	The benefit obligation and the fair value of plan assets at the beginning of the period September 1 through December 31, 2017, reflects the remeasurement of the plans at the Merger Effectiveness Time.
2.

In the fourth quarter of 2016, about $550 million of lump-sum payments were made from the principal U.S. pension plan trust fund to a group of separated, vested plan participants who were extended a limited-time opportunity and voluntarily elected to receive their pension benefits in a single lump-sum payment. In the fourth quarter of 2017, about $140 million of lump-sum payments were made from the principal U.S. pension plan trust fund under a similar program.

3.	As of December 31, 2017, $389 million of the benefit obligations are supported by funding under the Trust agreement, defined in the “Trust Assets” section below.
4.	Includes pension plans maintained around the world where funding is not customary.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

	Defined Benefit Pension Plans		Other Post Employment Benefits
(In millions)	Successor	Predecessor	Successor	Predecessor
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Amounts recognized in the Consolidated Balance Sheets:
Other Assets	$47	$3	$—	$—
Accrued and other current liabilities	(86)	(78)	(250)	(275)
Liabilities held for sale—current	—	(8)	—	—
Pension and other post employment benefits—noncurrent [1]	(5,227)		(2,560)
Other noncurrent obligations [1]	—	(8,092)	—	(2,554)

Net amount recognized	$(5,266)	$(8,175)	$(2,810)	$(2,829)

Pretax amounts recognized in accumulated other comprehensive (income) loss:
Net (gain) loss	$(165)	$10,280	$68	$830
Prior service benefit	—	(17)	—	(281)

Pretax balance in accumulated other comprehensive (income) loss at end of year	$(165)	$10,263	$68	$549

1.

In the Successor Period, non-current pension and OPEB liabilities are included within pension and other post employment benefits—noncurrent in the Consolidated Balance Sheets. In the Predecessor period, these liabilities are included within other noncurrent obligations.

The accumulated benefit obligation for all pensions plans was $25.1 billion and $24.3 billion at December 31, 2017 and 2016, respectively.

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets (In millions)	Successor	Predecessor
	December 31, 2017	December 31, 2016
Projected benefit obligations	$25,254	$24,779
Accumulated benefit obligations	24,864	24,297
Fair value of plan assets	19,941	16,601

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets (In millions)	Successor	Predecessor
	December 31, 2017	December 31, 2016
Projected benefit obligations	$24,625	$23,946
Accumulated benefit obligations	24,315	23,591
Fair value of plan assets	19,335	15,838

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

	Defined Benefit Pension Plans				Other Post Employment Benefits
(In millions)	Successor	Predecessor			Successor	Predecessor
Components of net periodic benefit cost (credit) and amounts recognized in other comprehensive loss	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Net Periodic Benefit Cost:
Service cost	$49	$92	$174	$232	$3	$6	$11	$15
Interest cost	247	524	800	1,084	26	60	87	112
Expected return on plan assets	(407)	(824)	(1,320)	(1,554)	—	—	—	—
Amortization of unrecognized loss	—	506	822	768	—	61	78	78
Amortization of prior service benefit	—	(3)	(6)	(9)	—	(46)	(134)	(182)
Curtailment loss (gain)	—	—	40	(6)	—	—	(392)	(274)
Settlement loss	—	—	62	76	—	—	—	—

Net periodic (credit) benefit cost—Total	$(111)	$295	$572	$591	$29	$81	$(350)	$(251)

Less: Discontinued operations	1	3	—	—	—	—	—	(272)

Net periodic (credit) benefit cost—Continuing operations	$(112)	$292	$572	$591	$29	$81	$(350)	$21

Changes in plan assets and benefit obligations recognized in other comprehensive (income) loss:
Net (gain) loss	$(165)	$(22)	$570	$57	$68	$—	$153	$(4)
Amortization of unrecognized loss	—	(506)	(822)	(768)	—	(61)	(78)	(78)
Prior service benefit	—	—	—	—	—	—	(28)	—
Amortization of prior service benefit	—	3	6	9	—	46	134	182
Curtailment (loss) gain	—	—	(40)	6	—	—	392	274
Settlement loss	—	—	(62)	(76)	—	—	—	—
Effect of foreign exchange rates	—	133	(138)	(119)	—	—	—	1
Spin-off of Chemours	—	—	—	(382)	—	—	—	—

Total (benefit) loss recognized in other comprehensive loss, attributable to DuPont	$(165)	$(392)	$(486)	$(1,273)	$68	$(15)	$573	$375

Total recognized in net periodic benefit cost and other comprehensive (income) loss	$(276)	$(97)	$86	$(682)	$97	$66	$223	$124

The estimated pretax net gain for the defined benefit pensions plans that will be amortized from accumulated other comprehensive (income) loss into net periodic benefit cost during 2018 is $1 million.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Estimated Future Benefit Payments

The estimated future benefit payments, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments at December 31, 2017 (Successor) (In millions)	Defined Benefit Pension Plans	Other Post Employment Benefits
2018	$1,636	$250
2019	1,614	243
2020	1,600	236
2021	1,587	227
2022	1,568	218
Years 2023-2027	7,533	906

Total	15,538	2,080

Plan Assets

All pension plan assets in the U.S. are invested through a single master trust fund. The strategic asset allocation for this trust fund is approved by management. The general principles guiding U.S. pension asset investment policies are those embodied in the Employee Retirement Income Security Act of 1974 (ERISA). These principles include discharging DuPont’s investment responsibilities for the exclusive benefit of plan participants and in accordance with the “prudent expert” standard and other ERISA rules and regulations. DuPont establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. Strategic asset allocations in other countries are selected in accordance with the laws and practices of those countries. Where appropriate, asset liability studies are utilized in this process. U.S. plan assets and a portion of non-U.S. plan assets are managed by investment professionals employed by DuPont. The remaining assets are managed by professional investment firms unrelated to the company. DuPont’s pension investment professionals have discretion to manage the assets within established asset allocation ranges approved by management of the company. Additionally, pension trust funds are permitted to enter into certain contractual arrangements generally described as “derivatives”. Derivatives are primarily used to reduce specific market risks, hedge currency and adjust portfolio duration and asset allocation in a cost-effective manner.

In connection with pension contributions of $2,900 million to its principal U.S. pension plan during the period of January 1, 2017 through August 31, 2017, an investment policy study was completed for the principal U.S. pension plan. The study resulted in new target asset allocations being approved for the U.S. pension plan with resulting changes to the expected return on plan assets. The long-term rate of return on assets decreased from 8 percent to 6.25 percent.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The weighted-average target allocation for plan assets of the company’s pension plans is summarized as follows:

Target Allocation for Plan Assets Asset Category	Successor	Predecessor
	December 31, 2017	December 31, 2016
U.S. equity securities	17%	27%
Non-U.S. equity securities	18	24
Fixed income securities	50	33
Hedge funds	2	2
Private market securities	8	8
Real estate	3	4
Cash and cash equivalents	2	2

Total	100%	100%

Global equity securities include varying market capitalization levels. U.S. equity investments are primarily large-cap companies. Global fixed income investments include corporate-issued, government-issued and asset-backed securities. Corporate debt investments include a range of credit risk and industry diversification. U.S. fixed income investments are weighted heavier than non-U.S. fixed income securities. Other investments include cash and cash equivalents, hedge funds, real estate and private market securities such as interests in private equity and venture capital partnerships.

Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

For pension plan assets classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For pension or other post employment benefit plan assets classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks. For derivative assets and liabilities, standard industry models are used to calculate the fair value of the various financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates, interest rates and implied volatilities obtained from various market sources.

For pension plan assets classified as Level 3 measurements, total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Investment managers or fund managers provide valuations of the investment on a monthly or quarterly basis. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Adjustments to valuations are made where appropriate. Where available, audited financial statements are obtained and reviewed for the investments as support for the manager’s investment valuation.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The tables below present the fair values of the company’s pension assets by level within the fair value hierarchy, as described in Note 1 :

Basis of Fair Value Measurements For the year ended December 31, 2017 (Successor) (In millions)	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$3,057	$3,057	$—	$—
U.S. equity securities [1]	4,043	4,012	14	17
Non-U.S. equity securities	3,064	2,866	195	3
Debt—government-issued	3,263	497	2,766	—
Debt—corporate-issued	3,181	270	2,884	27
Debt—asset-backed	706	17	687	2
Hedge funds	85	—	83	2
Private market securities	14	—	—	14
Real estate	342	239	7	96
Derivatives—asset position	24	3	21	—
Derivatives—liability position	(16)	—	(16)	—
Other	2	—	2	—

Subtotal	$17,765	$10,961	$6,643	$161

Investments measured at net asset value
Hedge funds	747
Private market securities	1,383
Real estate funds	437

Total investments measured at net asset value	$2,567
Other items to reconcile to fair value of plan assets
Pension trust receivables [2]	127
Pension trust payables [3]	(175)

Total	$20,284

1.	The DuPont pension plans directly held $910 million ( 4 percent of total plan assets) of DowDuPont common stock at December 31, 2017.
2.	Primarily receivables for investments securities sold.
3.	Primarily payables for investment securities purchased

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Basis of Fair Value Measurements For the year ended December 31, 2016 (Predecessor) (In millions)	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$1,505	$1,480	$25	$—
U.S. equity securities [1]	4,071	4,033	20	18
Non-U.S. equity securities	3,278	3,126	151	1
Debt—government-issued	2,067	864	1,203	—
Debt—corporate-issued	2,475	273	2,163	39
Debt—asset-backed	721	39	682	—
Hedge funds	1	—	1	—
Private market securities	67	—	25	42
Real estate	275	175	2	98
Derivatives—asset position	53	7	46	—
Derivatives—liability position	(47)	—	(47)	—
Other	4	—	4	—

Subtotal	$14,470	$9,997	$4,275	$198

Investments measured at net asset value
Hedge funds	434
Private market securities	1,416
Real estate funds	444

Total investments measured at net asset value	$2,294
Other items to reconcile to fair value of plan assets
Pension trust receivables [2]	264
Pension trust payables [3]	(372)

Total	$16,656

1.	The DuPont pension plans directly held $732 million ( 4 percent of total plan assets) of DuPont common stock at December 31, 2016.
2.	Primarily receivables for investments securities sold.
3.	Primarily payables for investment securities purchased.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The following table summarizes the changes in fair value of Level 3 pension plan assets for the year ended December 31, 2016 and for the periods January 1 through August 31, 2017 and September 1 through December 31, 2017:

Fair Value Measurement of Level 3 Pension Plan Assets (In millions)	U.S. equity securities	Non-U.S. equity securities	Debt – corporate- issued	Debt- asset- backed	Hedge funds	Private market securities	Real estate	Total
Predecessor
Balance at January 1, 2016	$20	$2	$34	$1	$—	$37	$144	$238
Actual return on assets:
Relating to assets sold during the year ended December 31, 2016	(3)	—	(25)	—	—	—	—	(28)
Relating to assets held at December 31, 2016	1	(1)	27	—	—	2	(10)	19
Purchases, sales and settlements, net	—	—	(3)	(1)	—	3	(36)	(37)
Transfers in Level 3, net	—	—	6	—	—	—	—	6

Balance at December 31, 2016	$18	$1	$39	$—	$—	$42	$98	$198

Actual return on assets:
Relating to assets sold during the period January 1 through August 31, 2017	(1)	2	(20)	—	—	—	—	(19)
Relating to assets held at August 31, 2017	(7)	(2)	22	—	—	(5)	7	15
Purchases, sales and settlements, net	6	1	(1)	—	—	1	(7)	—
Transfers in (out) of Level 3, net	—	—	6	2	—	(21)	—	(13)

Balance at August 31, 2017	$16	$2	$46	$2	$—	$17	$98	$181

Successor
Balance at September 1, 2017	$16	$2	$46	$2	$—	$17	$98	$181
Actual return on assets:
Relating to assets sold during the period September 1 through December 31, 2017	—	—	(3)	—	—	—	—	(3)
Relating to assets held at December 31, 2017	1	(1)	5	—	—	(3)	4	6
Purchases, sales and settlements, net	—	2	(21)	—	2	—	(6)	(23)

Balance at December 31, 2017	$17	$3	$27	$2	$2	$14	$96	$161

The following table presents additional information about the pension plan assets valued using net asset value as a practical expedient:

(In millions)	Successor		Predecessor
	December 31, 2017		December 31, 2016
	Fair Value	Unfunded Commitments	Fair Value	Unfunded Commitments	Redemption Frequency	Redemption Notice Period Range
Hedge funds [1]	747	—	434	—	Monthly, Quarterly	Ranges from 15-45 days monthly, 10-185 days quarterly
Private market securities [2]	1,383	797	1,416	693	Not applicable	Not applicable
Real estate funds [2]	437	371	444	244	Not applicable	Not applicable

Total	$2,567	$1,168	$2,294	$937

1.	Less than 5 percent of hedge funds have gates in place at the investor level for year-end redemptions. Hedge funds also contain either no lock up or a lock up period of less than 1 year.
2.	The remaining life of private market securities and real estate funds is an average of 15 years per investment.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Trust Assets

DuPont entered into a trust agreement in 2013 (as amended and restated in 2017) that established and requires DuPont to fund a trust (the “Trust”) for cash obligations under certain non-qualified benefit and deferred compensation plans upon a change in control event as defined in the Trust agreement. Under the Trust agreement, the consummation of the Merger was a change in control event. As a result, in November 2017, DuPont contributed $571 million to the Trust. In the fourth quarter of 2017, $13 million was distributed to DuPont according to the Trust agreement and at December 31, 2017, the balance in the Trust was $558 million.

Defined Contribution Plans

DuPont provides defined contribution benefits to its employees. The most significant is the U.S. Retirement Savings Plan (“the Plan”), which covers all U.S. full-service employees. This Plan includes a non-leveraged Employee Stock Ownership Plan (“ESOP”). Employees are not required to participate in the ESOP and those who do are free to diversify out of the ESOP. The purpose of the Plan is to provide retirement savings benefits for employees and to provide employees an opportunity to become stockholders of the company. The Plan is a tax qualified contributory profit sharing plan, with cash or deferred arrangement and any eligible employee of DuPont may participate. Currently, DuPont contributes 100 percent of the first 6 percent of the employee’s contribution election and also contributes 3 percent of each eligible employee’s eligible compensation regardless of the employee’s contribution.

DuPont’s contributions to the Plan were $53 million, $129 million, $187 million and $219 million for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017 and the years ended December 31, 2016 and 2015, respectively. DuPont’s matching contributions vest immediately upon contribution. The 3 percent nonmatching company contribution vests after employees complete three years of service. In addition, DuPont made contributions to other defined contribution plans of $17 million, $33 million, $33 million and $57 million for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017 and the years ended December 31, 2016 and 2015, respectively. Included in DuPont’s contributions are amounts related to discontinued operations of $1 million, $5 million, $6 million and $39 million for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017 and the years ended December 31, 2016 and 2015, respectively.

NOTE 17—STOCK-BASED COMPENSATION

The company’s Equity Incentive Plan (“EIP”), as amended and restated effective August 31, 2017, provides for equity-based and cash incentive awards to certain employees, directors, and consultants. All outstanding DuPont equity awards as of the Merger date were converted into equity awards with respect to DowDuPont Common Stock. The previous DuPont equity awards were converted into the right to receive 1.2820 shares of DowDuPont Common Stock and had a fair value of approximately $629 million at the Merger closing date, which was included in the total consideration exchanged. The converted DuPont equity awards were measured at their fair value and included $485 million as consideration exchanged and $144 million (includes $23 million of incremental expense as a result of the conversion) that will be amortized to stock compensation expense over the remaining vesting period of the awards. The fair values of the converted awards were based on valuation assumptions developed by management and other information including, but not limited to, historical volatility and dividend yield of DuPont and Dow. DuPont and Dow did not merge their equity and incentive plans as a result of the Merger.

Under the amended EIP, the maximum number of shares reserved for the grant or settlement of awards is 110 million shares, provided that each share in excess of 30 million that is issued with respect to any award that is not an option or stock appreciation right will be counted against the 110 million share limit as four and

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

one-half shares. At December 31, 2017, approximately 34 million shares were authorized for future grants under the EIP. The company satisfies stock option exercises and vesting of time-vested restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) with newly issued shares of DowDuPont Common Stock.

The total stock-based compensation cost included in continuing operations within the Consolidated Statement of Operations was $33 million, $85 million, $118 million and $127 million for the period September 1 through December 31, 2017, the period January 1 through August 31, 2017, and the years ended December 31, 2016 and 2015, respectively. The income tax benefits related to stock-based compensation arrangements were $11 million, $29 million, $39 million and $42 million for the period September 1 through December 31, 2017, the period January 1 through August 31, 2017, and the years ended December 31, 2016 and 2015, respectively.

The compensation committee determines the long-term incentive mix, including stock options, RSUs and PSUs and may authorize new grants annually. The company estimates expected forfeitures.

Stock Options

The exercise price of shares subject to option is equal to the market price of DowDuPont’s stock on the date of grant. All options vest serially over a three -year period. Stock option awards granted between 2010 and 2015 expire seven years after the grant date and options granted in 2016 and 2017 expire ten years after the grant date. The plan allows retirement-eligible employees to retain any granted awards upon retirement provided the employee has rendered at least six months of service following grant date.

The weighted-average grant-date fair value of options granted in the period September 1 through December 31, 2017, the period January 1 through August 31, 2017, and the years ended December 31, 2016 and 2015 was $28.56, $16.65, $13.40, and $11.57, respectively.

To measure the fair value of the awards on the date of grant, the company used the Black-Scholes option pricing model and the following assumptions:

Weighted-Average Assumptions	Successor	Predecessor
	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Dividend yield	2.2%	2.0%	2.6%	2.5%
Expected volatility	23.59%	23.21%	28.27%	22.52%
Risk-free interest rate	2.1%	2.3%	1.8%	1.4%
Expected life of stock options granted during period (years)	7.2	7.2	7.2	5.3

In the Successor period, the company determined the dividend yield by dividing the annualized dividend on DowDuPont’s Common Stock by the option exercise price. In the Predecessor periods, the company determined the dividend yield by dividing the annual dividend on DuPont’s stock by the option exercise price. A historical daily measurement of volatility is determined based on the expected life of the option granted. In the Successor period, the measurement of volatility used DowDuPont stock information after the Merger date, and a weighted average of Dow and DuPont stock information prior to Merger date. In the Predecessor periods, the measurement of volatility used DuPont stock information.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury note with a term equal to the expected life of the option granted. Expected life is determined by reference to the company’s historical experience.

The following table summarizes stock option activity for 2017 under the EIP:

Stock Options	2017
	Number of Shares (in thousands)	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2017 (Predecessor)	15,696	$58.11
Granted	1,626	76.18
Exercised	(4,356)	54.52
Forfeited/Expired	(136)	60.93

Outstanding at August 31, 2017 [1]	12,830	$61.84	4.71	$283,365

Exercisable at August 31, 2017	8,441	$57.78	3.37	$220,716

Outstanding at September 1, 2017 (Successor) [1]	16,447	$48.24
Granted	174	45.29
Exercised	(702)	43.07
Forfeited/Expired	(30)	54.83

Outstanding at December 31, 2017	15,889	$48.43	3.74	$362,088

Exercisable at December 31, 2017	10,881	$45.75	3.06	$277,163

1.

As a result of the Merger, all previous DuPont equity awards were converted into the right to receive 1.2820 shares of DowDuPont Common Stock, as discussed above. As a result, the number of shares outstanding at September 1, 2017 represents the shares as of August 31, 2017 multiplied by the conversion factor.

The aggregate intrinsic values in the table above represent the total pre-tax intrinsic value (the difference between the closing stock price on the last trading day of the period and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options at period end. Total intrinsic value of options exercised for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017, and for the years ended December 31, 2016 and 2015 were $19 million, $108 million, $86 million and $160 million, respectively. For the period September 1 through December 31, 2017 and for the period January 1 through August 31, 2017, the company realized tax benefits from options exercised of $6 million and $36 million, respectively.

As of December 31, 2017, $24 million of total unrecognized pre-tax compensation expense related to non-vested stock options is expected to be recognized over a weighted-average period of 1.86 years.

Restricted Stock Units and Performance Deferred Stock

The company issues non-vested RSUs that serially vest over a three -year period and, upon vesting, convert one -for-one to DowDuPont Common Stock. A retirement-eligible employee retains any granted awards upon retirement provided the employee has rendered at least six months of service following the grant date. Additional RSUs are also granted periodically to key senior management employees. These RSUs generally vest over periods ranging from two to five years. The fair value of all stock-settled RSUs is based upon the market price of the underlying common stock as of the grant date. The awards have the same terms and conditions as were applicable to such equity awards immediately prior to the Merger closing date.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The company grants PSUs to senior leadership. As a result of the Merger, the EIP provisions required PSUs to be converted into RSUs based on the number of PSUs that would vest by assuming that target levels of performance are achieved. Service requirements for vesting in the RSUs replicate those inherent in the exchanged PSUs.

Vesting for PSUs granted in 2016 and for the period January 1, 2017 through August 31, 2017 is based upon total shareholder return (“TSR”) relative to peer companies. Vesting for PSUs granted in 2015 is equally based upon change in operating net income relative to target and TSR relative to peer companies. Operating net income is net income attributable to DuPont excluding income from discontinued operations after taxes, significant after tax benefits (charges), and non-operating pension and OPEB costs. Non-operating pension and OPEB costs includes all of the components of net periodic benefit cost from continuing operations with the exception of the service cost component. Performance and payouts are determined independently for each metric. The actual award, delivered as DowDuPont Common Stock, can range from zero percent to 200 percent of the original grant. The weighted-average grant-date fair value of PSUs granted for the period January 1 through August 31, 2017, subject to the TSR metric, was $91.56, and estimated using a Monte Carlo simulation. The weighted-average grant-date fair value of the PSUs, subject to the revenue metric, was based upon the market price of the underlying common stock as of the grant date.

In accordance with the Merger Agreement, PSUs converted to RSUs based on an assessment of the underlying market conditions in the PSUs at the greater of target or actual performance levels as of the closing date. As the actual performance levels were not in excess of target as of the closing date, all PSUs converted to RSUs based on target and there was no incremental benefit from the Merger Agreement when compared to DuPont’s EIP.

In November 2017, DowDuPont granted PSUs to senior leadership that vest partially based on the realization of cost savings in connection with DowDuPont Cost Synergy Program, as well as DowDuPont’s ability to complete the Intended Business Separations. Performance and payouts are determined independently for each metric. The actual award, delivered in DowDuPont Common Stock, can range from zero percent to 200 percent of the original grant. The weighted-average grant date fair value of the PSUs granted in November 2017 of $71.16 was based upon the market price of the underlying common stock as of the grant date.

Nonvested awards of RSUs and PSUs are shown below.

	2017
	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value (per share)
Nonvested at December 31, 2016 (Predecessor)	3,390	$63.11
Granted	1,124	76.41
Vested	(1,332)	63.08
Forfeited	(104)	70.69

Nonvested at August 31, 2017 [1]	3,078	$67.53

Nonvested at September 1, 2017 (Successor) [1]	3,948	$67.06
Granted	412	70.02
Vested	(139)	67.67
Forfeited	(23)	66.65

Nonvested at December 31, 2017	4,198	$68.28

1.

As a result of the Merger, all previous DuPont equity awards were converted into the right to receive 1.2820 shares of DowDuPont Common Stock, as discussed above. As a result, the number of shares outstanding at September 1, 2017 represents the shares as of August 31, 2017 multiplied by the conversion factor.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The total fair value of stock units vested during for the period September 1 through December 31, 2017, the period January 1 through August 31, 2017, and the years ended December 31, 2016 and 2015 was $9 million, $84 million, $83 million and $64 million, respectively. The weighted-average grant-date fair value of stock units granted for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017, and for the years ended December 31, 2016 and 2015 was $70.02, $76.41, $59.50, and $71.66, respectively.

As of December 31, 2017, $113 million of total unrecognized pre-tax compensation expense related to RSUs and PSUs is expected to be recognized over a weighted average period of 1.73 years.

Other Cash-based Awards

Other cash-based awards resulted in compensation expense of $83 million, $264 million, $295 million and $179 million for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017, and for the years ended December 31, 2016 and 2015, respectively, included in income from continuing operations within the Consolidated Statement of Operations.

NOTE 18—FINANCIAL INSTRUMENTS

At December 31, 2017, the company had $5,205 million ( $2,713 million at December 31, 2016) of held-to-maturity securities (primarily time deposits and money market funds) classified as cash equivalents, as these securities had maturities of three months or less at the time of purchase; and $952 million ( $1,362 million at December 31, 2016) of held-to-maturity securities (primarily time deposits) classified as marketable securities as these securities had maturities of more than three months to less than 1 year at the time of purchase. The company’s investments in held-to-maturity securities are held at amortized cost, which approximates fair value. These securities are included in cash and cash equivalents, marketable securities, and other current assets in the consolidated balance sheets.

Available-for-sale securities are reported at estimated fair value with unrealized gains and losses reported as a component of accumulated other comprehensive loss. There were no sales of available-for-sale securities for the period September 1 through December 31, 2017 or for the period January 1 through August 31, 2017. The proceeds from the sale of available-for-sale securities for the year ended December 31, 2016 were $788 million.

Derivative Instruments

Objectives and Strategies for Holding Derivative Instruments

In the ordinary course of business, the company enters into contractual arrangements (derivatives) to reduce its exposure to foreign currency, interest rate and commodity price risks. The company has established a variety of derivative programs to be utilized for financial risk management. These programs reflect varying levels of exposure coverage and time horizons based on an assessment of risk.

Derivative programs have procedures and controls and are approved by the Corporate Financial Risk Management Committee, consistent with the company’s financial risk management policies and guidelines. Derivative instruments used are forwards, options, futures and swaps. The company has not designated any nonderivatives as hedging instruments.

The company’s financial risk management procedures also address counterparty credit approval, limits and routine exposure monitoring and reporting. The counterparties to these contractual arrangements are major financial institutions and major commodity exchanges. The company is exposed to credit loss in the event of

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

nonperformance by these counterparties. The company utilizes collateral support annex agreements with certain counterparties to limit its exposure to credit losses. The company anticipates performance by counterparties to these contracts and therefore no material loss is expected. Market and counterparty credit risks associated with these instruments are regularly reported to management.

The notional amounts of the company’s derivative instruments were as follows:

Notional Amounts (In millions)	Successor	Predecessor
	December 31, 2017	December 31, 2016
Derivatives designated as hedging instruments:
Commodity contracts	$587	$422
Derivatives not designated as hedging instruments:
Foreign currency contracts	10,454	9,896
Commodity contracts	6	7

Foreign Currency Risk

The company’s objective in managing exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign currency rate changes. Accordingly, the company enters into various contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency-denominated assets, liabilities, commitments and cash flows.

The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The primary business objective of this hedging program is to maintain an approximately balanced position in foreign currencies so that exchange gains and losses resulting from exchange rate changes, net of related tax effects, are minimized. The company also uses foreign currency exchange contracts to offset a portion of the company’s exposure to certain foreign currency-denominated revenues so that gains and losses on these contracts offset changes in the USD value of the related foreign currency-denominated revenues. The objective of the hedge program is to reduce earnings and cash flow volatility related to changes in foreign currency exchange rates.

Commodity Price Risk

Commodity price risk management programs serve to reduce exposure to price fluctuations on purchases of inventory such as corn, soybeans, soybean oil and soybean meal. The company enters into over-the-counter and exchange-traded derivative commodity instruments to hedge the commodity price risk associated with agricultural commodity exposures.

Derivatives Designated as Cash Flow Hedges

Foreign Currency Contracts

The company uses foreign currency exchange instruments such as forwards and options to offset a portion of the company’s exposure to certain foreign currency-denominated revenues so that gains and losses on these contracts offset changes in the USD value of the related foreign currency-denominated revenues. In addition, the company occasionally uses forward exchange contracts to offset a portion of the company’s exposure to certain foreign currency-denominated transactions such as capital expenditures.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Commodity Contracts

The company enters into over-the-counter and exchange-traded derivative commodity instruments, including options, futures and swaps, to hedge the commodity price risk associated with agriculture commodity exposures.

While each risk management program has a different time maturity period, most programs currently do not extend beyond the next two -year period. Cash flow hedge results are reclassified into earnings during the same period in which the related exposure impacts earnings. Reclassifications are made sooner if it appears that a forecasted transaction is not probable of occurring.

The following table summarizes the after-tax effect of cash flow hedges on accumulated other comprehensive loss:

	Successor	Predecessor
(In millions)	For the Period September 1 - December 31, 2017	For the Period Jan. 1 - August 31, 2017	Year Ended December 31, 2016
Beginning balance	$—	$7	$(24)
Additions and revaluations of derivatives designated as cash flow hedges	(2)	3	20
Clearance of hedge results to earnings	—	(13)	11

Ending balance	$(2)	$(3)	$7

At December 31, 2017, an after-tax net loss of $(6) million is expected to be reclassified from accumulated other comprehensive loss into earnings over the next twelve months.

Derivatives not Designated in Hedging Relationships

Foreign Currency Contracts

The company routinely uses forward exchange contracts to reduce its net exposure, by currency, related to foreign currency-denominated monetary assets and liabilities of its operations so that exchange gains and losses resulting from exchange rate changes are minimized. The netting of such exposures precludes the use of hedge accounting; however, the required revaluation of the forward contracts and the associated foreign currency-denominated monetary assets and liabilities intends to achieve a minimal earnings impact, after taxes. The company also uses foreign currency exchange contracts to offset a portion of the company’s exposure to certain foreign currency-denominated revenues so that gains and losses on the contracts offset changes in the USD value of the related foreign currency-denominated revenues.

Commodity Contracts

The company utilizes options, futures and swaps that are not designated as hedging instruments to reduce exposure to commodity price fluctuations on purchases of inventory such as corn, soybeans, soybean oil and soybean meal.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Fair Value of Derivative Instruments

During the Predecessor period, the company’s derivative assets and liabilities are reported on a gross basis in the Consolidated Balance Sheets. During the Successor period, to conform with DowDuPont’s presentation post-merger, asset and liability derivatives subject to an enforceable master netting arrangement with the same counterparty are presented on a net basis in the Consolidated Balance Sheets. The presentation of the company’s derivative assets and liabilities is as follows:

		Successor
		December 31, 2017
(In millions)	Balance Sheet Location	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Condensed Consolidated Balance Sheet
Asset derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	$46	$(37)	$9

Total asset derivatives		$46	$(37)	$9

Liability derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$79	$(32)	$47

Total liability derivatives		$79	$(32)	$47

1.

Counterparty and cash collateral amounts represent the estimated net settlement amount when applying netting and set-off rights included in master netting arrangements between the company and its counterparties and the payable or receivable for cash collateral held or placed with the same counterparty. The company held cash collateral of $5 million as of December 31, 2017.

		Predecessor
(In millions)	Balance Sheet Location	December 31, 2016
Asset derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts [1]	Accounts and notes receivable—net	$182

Total asset derivatives [2]		$182

Cash collateral [1]	Accrued and other current liabilities	$52

Liability derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$121

Total liability derivatives [2]		$121

1.	Cash collateral held as of December 31, 2016 is related to foreign currency derivatives not designated as hedging instruments.
2.	The company’s derivative assets and liabilities subject to enforceable master netting arrangements totaled $114 million at December 31, 2016.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

Effect of Derivative Instruments

	Amount of Gain (Loss) Recognized in OCI [1] (Effective Portion)—Pre Tax
	Successor	Predecessor
(In millions)	For the Period September 1 - December 31, 2017	For the Period Jan. 1 - August 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Derivatives designated as hedging instruments:
Cash flow hedges:
Foreign currency contracts	$—	—	—	(2)
Commodity contracts	3	5	32	(35)

Total derivatives designated as hedging instruments	$3	$5	$32	$(37)

Total derivatives	$3	$5	$32	$(37)

1.	OCI is defined as other comprehensive income (loss).

	Amount of Gain (Loss) Recognized in Income—Pre Tax [1]
	Successor	Predecessor
(In millions)	For the Period September 1 - December 31, 2017	For the Period Jan. 1 - August 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Derivatives designated as hedging instruments:
Fair value hedges:
Interest rate swaps [2]	$—	$—	$—	$(1)
Cash flow hedges:
Foreign currency contracts [3]	—	—	—	10
Commodity contracts [2]	—	21	(18)	(22)

Total derivatives designated as hedging instruments	$—	$21	$(18)	$(13)

Derivatives not designated as hedging instruments:
Foreign currency contracts [4]	91	(431)	(304)	434
Foreign currency contracts [3]	—	—	(12)	(3)
Commodity contracts [2]	—	2	(11)	(2)

Total derivatives not designated as hedging instruments	91	(429)	(327)	429

Total derivatives	$91	$(408)	$(345)	$416

1.

For cash flow hedges, this represents the effective portion of the gain (loss) reclassified from accumulated OCI into income during the period. There was no material ineffectiveness with regard to the company’s cash flow hedges during the period.

2.	Recorded in cost of goods sold.
3.	Recorded in net sales.
4.

Gain recognized in sundry income—net was partially offset by the related gain on the foreign currency-denominated monetary assets and liabilities of the company’s operations. See Note 6 for additional information.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

NOTE 19—FAIR VALUE MEASUREMENTS

The following tables summarize the bases used to measure certain assets and liabilities at fair value on a recurring basis:

December 31, 2017 (Successor) (In millions)	Significant Other Observable Inputs (Level 2)
Assets at fair value:
Cash equivalents [1]	$5,205
Marketable securities	$952
Derivatives relating to: [2]
Foreign currency	46

Total assets at fair value	$6,203

Liabilities at fair value:
Long-term debt [3]	$11,560
Derivatives relating to: [2]
Foreign currency	79

Total liabilities at fair value	$11,639

1.

Time deposits included in “Cash and cash equivalents” and money market funds included in “Other current assets” in the consolidated balance sheets are held at amortized cost, which approximates fair value.

2.	See Note 18 for the classification of derivatives in the consolidated balance sheets.
3.	See Note 13 for information on fair value measurements of long-term debt.

December 31, 2016 (Predecessor) (In millions)	Significant Other Observable Inputs (Level 2)

Assets at fair value:
Cash equivalents [1]	$2,713
Marketable securities	$1,362
Derivatives relating to: [2]
Foreign currency	182

Total assets at fair value	$4,257

Liabilities at fair value:
Long-term debt [3]	$8,464
Derivatives relating to: [2]
Foreign currency	121

Total liabilities at fair value	$8,585

1.

Time deposits included in “Cash and cash equivalents” and money market funds included in “Other current assets” in the consolidated balance sheets are held at amortized cost, which approximates fair value.

2.	See Note 18 for the classification of derivatives in the consolidated balance sheets.
3.	See Note 13 for information on fair value measurements of long-term debt.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

For assets and liabilities classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For assets and liabilities classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability, or by using observable market data points of similar, more liquid securities to imply the price. For time deposits classified as held-to-maturity investments and reported at amortized cost, fair value is based on an observable interest rate for similar securities. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks.

For derivative assets and liabilities, standard industry models are used to calculate the fair value of the various financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates, interest rates and implied volatilities obtained from various market sources. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance/quality checks.

For all other assets and liabilities for which observable inputs are used, fair value is derived through the use of fair value models, such as a discounted cash flow model or other standard pricing models. See Note 18 for further information on the types of instruments used by the company for risk management.

There were no transfers between Levels 1 and 2 during the years ended December 31, 2017 and December 31, 2016.

For assets classified as Level 3 measurements, the fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity. The fair value of the company’s interests held in trade receivable conduits is determined by calculating the expected amount of cash to be received using the key input of anticipated credit losses in the portfolio of receivables sold that have not yet been collected. Given the short-term nature of the underlying receivables, discount rate and prepayments are not factors in determining the fair value of the interests.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

NOTE 20—GEOGRAPHIC AND PRODUCT LINE INFORMATION

Sales are attributed to geographic areas based on customer location; long-lived assets are attributed to geographic areas based on asset location.

	Net Sales
	Successor	Predecessor
(In millions)	Sept 1 - Dec 31, 2017	Jan 1 - Aug 31, 2017	Year Ended Dec 31, 2016	Year Ended Dec 31, 2015
United States	$2,086	$7,535	$9,500	$9,812
Canada	139	583	669	692
EMEA 1	1,689	3,927	5,251	5,483
Asia Pacific 2	2,047	3,844	5,407	5,292
Latin America	1,092	1,392	2,382	2,378

Total	$7,053	$17,281	$23,209	$23,657

1.	Europe, Middle East, and Africa (EMEA).
2.	Net sales for China in the Successor period were $818 million . Net sales for China were less than 10 percent of consolidated net sales in all Predecessor periods.

	Net Property
	Successor	Predecessor
(In millions)	2017	2016	2015
United States	$7,708	$5,951	$6,458
Canada	170	124	128
EMEA 1	2,867	1,550	1,582
Asia Pacific	1,120	797	854
Latin America	570	429	392

Total	$12,435	$8,851	$9,414

1.	Europe, Middle East, and Africa (EMEA).

Net Sales by Principal Product Line

Effective with the Merger, DuPont’s business activities are components of its parent company’s business operations. DuPont’s business activities, including the assessment of performance and allocation of resources, are reviewed and managed by DowDuPont. Information used by the chief operating decision maker of DuPont relates to the company in its entirety. Accordingly, there are no separate reportable business segments for DuPont under ASC Topic 280 “Segment Reporting” and DuPont’s business results are reported in this Form 10-K as a single operating segment. Prior year’s segment information has been made to conform to the current presentation.

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

The company has one reportable segment with the following principal product lines: agriculture, packaging and specialty plastics, electronics and imaging, nutrition and health, industrial biosciences, transportation and advanced polymers and safety and construction. Net sales by principal product line are included below:

Net Sales (In millions)	Successor	Predecessor
	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Agriculture	$1,596	$6,894	$8,131	$8,327
Packaging and Specialty Plastics	544	1,072	1,651	1,715
Electronics and Imaging	743	1,422	1,960	2,070
Nutrition and Health	1,165	2,129	3,268	3,256
Industrial Biosciences	573	1,022	1,500	1,478
Transportation and Advanced Polymers	1,355	2,608	3,599	3,591
Safety and Construction	1,074	2,134	3,099	3,220
Other	3	—	1	—

Total	$7,053	$17,281	$23,209	$23,657

NOTE 21—QUARTERLY FINANCIAL DATA

	2017
	Predecessor					Successor
In millions, except per share amounts (unaudited)	First		Second		July 1 - Aug 31	Sept 1 - Sept 30	Fourth
Net sales	$7,319		$6,971		$2,991	$1,735	$5,318
Cost of goods sold	4,209		4,021		1,975	1,511 [2]	4,654	[2]
Restructuring and asset related charges—net [1]	152		160		11	40	140
Net income (loss)	1,121	[3,4,5]	869	[3]	(229)[3]	(295)[1,3]	1,305	[1,3,6]
Net income (loss) attributable to DuPont	1,113		862		(234)	(293)	1,303
Earnings per common share, continuing operations—basic [9]	1.35		0.82		(0.30)
Earnings per common share, continuing operations—diluted [9]	1.34		0.82		(0.30)

	2016
	Predecessor
In millions, except per share amounts (unaudited)	First		Second		Third	Fourth
Net sales	$7,014		$6,646		$4,646	$4,903
Cost of goods sold	4,103		3,823		2,997	3,032
Restructuring and asset related charges—net [1]	78		(88)		172	394
Net income (loss)	1,232	[7,8]	1,024	[7]	6 [7]	263	[7]
Net income (loss) attributable to DuPont	1,226		1,020		2	265
Earnings per common share, continuing operations—basic [9]	1.23		1.03		(0.08)	0.19
Earnings per common share, continuing operations—diluted [9]	1.22		1.02		(0.08)	0.19

1.	See Note 5 for additional information.
2.

Includes charges of $(360) million and $(1,109) million during the period September 1 - September 30, 2017 and the fourth quarter 2017, respectively, related to the amortization of inventory step-up as a result of

E. I. du Pont de Nemours and Company

Notes to the Consolidated Financial Statements  (continued)

the Merger and the acquisition of the H&N Business, which was included in cost of goods sold. See Note 3 for additional information.
3.

Includes charges of $(170) million, $(201) million, $(210) million, $(71) million , and $(243) million in the first quarter 2017, second quarter 2017, the period July 1 - August 31, 2017, the period September 1 - September 30, 2017, and the fourth quarter 2017, respectively, related to transaction costs associated with the Merger. Predecessor costs are recorded in selling, general and administrative expenses; Successor costs are recoded in integration and separation costs. See Note 3 for additional information.

4.

First quarter 2017 included a gain of $162 million recorded in sundry income—net associated with the sale of the company’s global food safety diagnostic business. See Note 4 for additional information.

5.

First quarter 2017 included a tax benefit of $53 million, as well as a $47 million benefit on associated accrued interest reversals (recorded in sundry income—net), related to a reduction in the company’s unrecognized tax benefits due to the closure of various tax statutes of limitations.

6.

Includes a tax benefit of $2,262 million in the fourth quarter 2017 related to the Tax Cuts and Jobs Act and a benefit related to an internal entity restructuring associated with the Intended Business Separations. See Note 7 for additional information.

7.

First, second, third and fourth quarter 2016 included charges of $(24) million, $(76) million, $(122) million, and $(164) million, respectively, recorded in selling, general and administrative expenses related to transaction costs associated with the Merger. See Note 3 for additional information.

8.

First quarter 2016 included a gain of $369 million recorded in sundry income—net associated with the sale of the DuPont (Shenzhen) Manufacturing Limited entity, which held certain buildings and other assets. See Note 4 for additional information.

9.	Due to quarterly changes in the share count and the allocation of income to participating securities, the sum of the four quarters may not equal the earnings per share amount calculated for the year.

NOTE 22—SUBSEQUENT EVENTS

In February 2018, the company entered into a new committed receivable repurchase facility of up to $1,300 million (the 2018 Repurchase Facility) which expires in December 2018. Under the 2018 Repurchase Facility, DuPont may sell a portfolio of available and eligible outstanding customer notes receivables within the agriculture product line to participating institutions and simultaneously agree to repurchase at a future date. The 2018 Repurchase Facility is considered a secured borrowing with the customer notes receivables inclusive of those that are sold and repurchased, equal to 105 percent of the outstanding amounts borrowed utilized as collateral. Borrowings under the 2018 Repurchase Facility will have an interest rate of LIBOR + 0.75 percent.